DARLINGTON COUNTY BANCSHARES, INC.
                                202 Cashua Street
                        Darlington, South Carolina  29532

                               ____________, 2004


Dear  Shareholder:

     You are cordially invited to attend a special meeting of shareholders, which will be held at __________, on __________, 2004, at Darlington County Bank, 202 Cashua Street, Darlington, South Carolina. I hope that you will be able to attend the meeting, and I look forward to seeing you.

     The principal purpose of the special meeting is for shareholders to vote on an Agreement and Plan of Reorganization (the "Plan") that is designed to take Darlington private by reducing its number of shareholders of record below 300. Once Darlington is a private company, it will realize significant cost savings resulting from the termination of its reporting obligations under the Securities Exchange Act of 1934.

     The Plan provides for the merger of Darlington Interim Corporation ("Interim") with and into Darlington, with Darlington surviving the merger (the "Reorganization"). Interim is a new South Carolina corporation formed solely to effect the Reorganization. If the Plan is approved by our shareholders, shareholders owning fewer than 100 shares of Darlington common stock as of the date of the special shareholders' meeting will receive $31.00 in cash for each share that they own on the effective date of the Reorganization. All other shares will remain outstanding and be unaffected by the Reorganization.

     We plan to effect the Reorganization by filing articles of merger as soon as possible after we obtain shareholder approval of the Plan. The date of the shareholders' meeting will serve as the record date for determining the ownership of shares for purposes of the Reorganization.

     The board of directors has established ____________, 2004 as the record date for determining shareholders who are entitled to notice of the special meeting and to vote on the matters presented at the meeting. Whether or not you plan to attend the special meeting, please complete, sign and date the proxy card and return it in the envelope provided in time for it to be received by __________, 2004. If you attend the meeting, you may vote in person, even if you have previously returned your proxy card.

     The board of directors has unanimously determined that the Plan is fair to Darlington's shareholders, including unaffiliated shareholders as a group, and has voted unanimously in favor of the Plan. On behalf of the board of directors, I urge you to vote FOR approval of the Plan.

                                     Sincerely,


                                     /s/  Henry M. Funderburk, III
                                     President and Chief Executive Officer

                       DARLINGTON COUNTY BANCSHARES, INC.
                                202 Cashua Street
                        Darlington, South Carolina  29532

                  NOTICE OF THE SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD __________, 2004

     A special meeting of shareholders of Darlington County Bancshares, Inc. will be held on __________, 2004, at Darlington County Bank, 202 Cashua Street, Darlington, South Carolina, for the following purposes:

     (1) To vote on an Agreement and Plan of Reorganization (the "Plan") providing for the merger of Darlington Interim Corporation with and into Darlington, with Darlington surviving the merger and the holders of fewer than 100 shares of Darlington common stock receiving $31.00 in cash in exchange for each of their shares of such stock. The text of the Plan is set forth in Appendix A to the enclosed Proxy
                                             -----------
          Statement.

     (2) To vote on the adjournment of the special meeting to another time and date if such action is necessary for the board of directors to solicit additional proxies or attendance at the meeting.

     (3) To transact any other business as may properly come before the meeting or any adjournment of the meeting.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE PLAN AND FOR THE POTENTIAL ADJOURNMENT OF THE MEETING.

     Darlington's shareholders are entitled to statutory dissenters' rights under the Plan. If Darlington's shareholders approve the Plan, shareholders who elect to dissent from approval of the Plan are entitled to receive the "fair value" of their shares of common stock if they comply with the provisions of
Section 33-13 of the South Carolina Business Corporation Act regarding the rights of dissenting shareholders. We have attached a copy of Section 33-13 of the South Carolina Business Corporation Act as Appendix B to the accompanying
                                                  ----------
Proxy  Statement.

     The board of directors has set the close of business on __________, 2004, as the record date for determining the shareholders who are entitled to notice of, and to vote at, the meeting or any adjournment of the meeting.

     We hope that you will be able to attend the meeting. We ask, however, whether or not you plan to attend the meeting, that you mark, date, sign, and return the enclosed form of proxy as soon as possible. Promptly returning your form of proxy will help ensure the greatest number of shareholders are present whether in person or by proxy.

     If you attend the meeting in person, you may revoke your proxy at the meeting and vote your shares in person. You may revoke your proxy at any time before the proxy is exercised.

                                      By Order of the Board of Directors,


                                      /s/  Henry M. Funderburk, III
                                      President and Chief Executive Officer

____________,  2004

                       DARLINGTON COUNTY BANCSHARES, INC.
                                202 Cashua Street
                        Darlington, South Carolina  29532

--------------------------------------------------------------------------------

                                 PROXY STATEMENT
                       FOR SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON __________, 2004

--------------------------------------------------------------------------------

     The board of directors of Darlington County Bancshares, Inc. ("Darlington") has determined that it is in the best interests of Darlington and its shareholders to effect a reorganization that will permit Darlington to become a private company by reducing its number of shareholders of record below 300. Once private, Darlington will realize significant cost savings by terminating the registration of its common stock under the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"), and its related reporting obligations.

     The Plan provides for the merger of Darlington Interim Corporation ("Interim") with and into Darlington, with Darlington surviving the merger. Interim is a new South Carolina corporation formed solely to effect the Reorganization. In the Reorganization, shareholders owning fewer than 100 shares of Darlington common stock will receive $31.00 in cash for each share that they own on the effective date of the Reorganization. All other shares will remain outstanding and be unaffected by the Reorganization. Because the purpose of Reorganization is to reduce the number of shareholders of record below 300, the Plan permits our board of directors to increase the 100-share threshold prior to the date of the special shareholders' meeting to the extent necessary to ensure that the number of record shareholders will be less than 300 upon effectiveness of the Reorganization. If such action is necessary, we will notify our shareholders through a supplement to this Proxy Statement and will postpone the special shareholders' meeting to the extent necessary to allow shareholders to consider such action and change their votes if they so desire.

     This Proxy Statement provides you with detailed information about the proposed Reorganization. We encourage you to read this entire document carefully.

     The board of directors has determined that the Plan is fair to Darlington's shareholders, including unaffiliated shareholders as a group. Additionally, all of the directors, including those who are not employees of Darlington, have unanimously approved the Plan. The Reorganization cannot be completed, however, unless the Plan is approved by the holders of two-thirds of the votes entitled to be cast on the Plan. The current directors and executive officers of Darlington beneficially own approximately 14% of the outstanding shares and have indicated that they intend to vote their shares in favor of the Plan.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE RECAPITALIZATION PLAN OR THE TRANSACTIONS CONTEMPLATED THEREBY OR DETERMINED IF THIS PROXY STATEMENT IS TRUTHFUL OR COMPLETE. THE COMMISSION HAS NOT PASSED UPON THE FAIRNESS OR MERITS OF THE PLAN OR THE TRANSACTIONS CONTEMPLATED THEREBY NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE DATE OF THIS PROXY STATEMENT IS ____________, 2004. WE FIRST MAILED THIS PROXY STATEMENT TO THE SHAREHOLDERS OF DARLINGTON ON OR ABOUT THAT DATE.

                                IMPORTANT NOTICES

     Our common stock is not a deposit or bank account and is not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

     We have not authorized any person to give any information or to make any representations other than the information and statements included in this Proxy Statement. You should not rely on any other information. The information contained in this Proxy Statement is correct only as of the date of this Proxy Statement, regardless of the date it is delivered or when the Reorganization is effected. By accepting receipt of this Proxy Statement, you agree not to permit any reproduction or distribution of its contents in whole or in part.

     We will update this Proxy Statement to reflect any factors or events arising after its date that individually or together represent a fundamental change in the information included in this document.

     You should not construe the contents of this Proxy Statement or any communication from Darlington, whether written or oral, as legal, tax, accounting or other expert advice. You should consult with your own counsel, accountant or other professional advisor, as appropriate.

     We make forward-looking statements in this Proxy Statement that are subject to risks and uncertainties. Forward-looking statements include information about possible or assumed future results of the operations or our performance after the Reorganization is accomplished. When we use words such as "believes," "anticipates," "expects," "intends," "targeted," and similar expressions, we are making forward-looking statements that are subject to risks and uncertainties. Various future events or factors may cause our results of operations or performance to differ materially from those expressed in our forward-looking statements. These factors include:

     (1) changes in economic conditions, both nationally and in our primary market area;

     (2) changes in governmental monetary and fiscal policies, as well as legislative and regulatory changes;

     (3) the effect of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities and interest rate protection agreements;

     (4) the effects of competition from other financial service providers operating in our primary market area and elsewhere; and

     (5) the failure of assumptions underlying the establishment of reserves for possible loan losses and estimations of values of collateral and various financial assets and liabilities.

     The words "we," "our," and "us," as used in this Proxy Statement, refer to Darlington and its wholly owned subsidiaries, collectively, unless the context indicates otherwise.

                                TABLE OF CONTENTS


                                                                             Page
SUMMARY TERM SHEET. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

QUESTIONS AND ANSWERS ABOUT THE MEETING . . . . . . . . . . . . . . . . . . . . 4

SPECIAL FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

   PURPOSE OF THE REORGANIZATION. . . . . . . . . . . . . . . . . . . . . . . . 7
   ALTERNATIVES CONSIDERED. . . . . . . . . . . . . . . . . . . . . . . . . . . 8
   BACKGROUND OF THE REORGANIZATION . . . . . . . . . . . . . . . . . . . . . . 8
   REASONS FOR THE REORGANIZATION . . . . . . . . . . . . . . . . . . . . . . . 9
   POTENTIAL DISADVANTAGES OF THE REORGANIZATION. . . . . . . . . . . . . . . .10
   EFFECTS OF THE REORGANIZATION ON DARLINGTON. . . . . . . . . . . . . . . . .10
   EFFECTS OF THE REORGANIZATION ON AFFILIATES. . . . . . . . . . . . . . . . .11
   FEDERAL INCOME TAX CONSEQUENCES OF THE REORGANIZATION. . . . . . . . . . . .12
   PRO FORMA EFFECT OF THE REORGANIZATION . . . . . . . . . . . . . . . . . . .15
   SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA. . . . . . . .15
   RECOMMENDATION OF THE BOARD OF DIRECTORS; FAIRNESS OF THE REORGANIZATION . .15
   AFFILIATES' DETERMINATION OF FAIRNESS OF THE REORGANIZATION. . . . . . . . .19
   OPINION OF INDEPENDENT FINANCIAL ADVISOR . . . . . . . . . . . . . . . . . .19

INFORMATION REGARDING THE SPECIAL MEETING OF SHAREHOLDERS . . . . . . . . . . .25

   TIME AND PLACE OF MEETING. . . . . . . . . . . . . . . . . . . . . . . . . .25
   RECORD DATE AND MAILING DATE . . . . . . . . . . . . . . . . . . . . . . . .25
   NUMBER OF SHARES OUTSTANDING . . . . . . . . . . . . . . . . . . . . . . . .25
   PURPOSE OF SPECIAL MEETING . . . . . . . . . . . . . . . . . . . . . . . . .25
   DISSENTERS' RIGHTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .25
   PROCEDURES FOR VOTING BY PROXY . . . . . . . . . . . . . . . . . . . . . . .25
   REQUIREMENTS FOR SHAREHOLDER APPROVAL. . . . . . . . . . . . . . . . . . . .26
   SOLICITATION OF PROXIES. . . . . . . . . . . . . . . . . . . . . . . . . . .26

DESCRIPTION OF THE PLAN . . . . . . . . . . . . . . . . . . . . . . . . . . . .28

   THE REORGANIZATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . .28
   SOURCE OF FUNDS AND EXPENSES . . . . . . . . . . . . . . . . . . . . . . . .30
   DISSENTERS' RIGHTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .30

INFORMATION ABOUT DARLINGTON AND ITS AFFILIATES . . . . . . . . . . . . . . . .34

   DIRECTORS AND EXECUTIVE OFFICERS . . . . . . . . . . . . . . . . . . . . . .34
   STOCK OWNERSHIP BY AFFILIATES. . . . . . . . . . . . . . . . . . . . . . . .35
   RECENT AFFILIATE TRANSACTIONS IN DARLINGTON STOCK. . . . . . . . . . . . . .36
   RELATED PARTY TRANSACTIONS . . . . . . . . . . . . . . . . . . . . . . . . .37
   MARKET FOR COMMON STOCK. . . . . . . . . . . . . . . . . . . . . . . . . . .37
   DESCRIPTION OF COMMON STOCK. . . . . . . . . . . . . . . . . . . . . . . . .37
   DIVIDEND POLICY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .38

SELECTED HISTORICAL FINANCIAL DATA. . . . . . . . . . . . . . . . . . . . . . .39
PRO FORMA CONSOLIDATED FINANCIAL INFORMATION. . . . . . . . . . . . . . . . . .41
WHERE YOU CAN FIND MORE INFORMATION . . . . . . . . . . . . . . . . . . . . . .46
DOCUMENTS INCORPORATED BY REFERENCE . . . . . . . . . . . . . . . . . . . . . .46
APPENDIX A   AGREEMENT AND PLAN OF REORGANIZATION . . . . . . . . . . . . . . A-1
APPENDIX B   SECTION 33-13 OF THE SOUTH CAROLINA BUSINESS CORPORATION ACT . . B-1
APPENDIX C   OPINION OF TRIANGLE CAPITAL PARTNERS, LLC. . . . . . . . . . . . C-1

                               SUMMARY TERM SHEET

     The following is a summary of the material terms of the Plan. This summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in or accompanying this Proxy Statement, including the financial information and appendices. We urge you to review the entire Proxy Statement and accompanying materials carefully.

     - STRUCTURE OF THE REORGANIZATION: The Plan provides for the merger of Darlington Interim Corporation ("Interim") with and into Darlington, with Darlington surviving the merger. Interim is a new South Carolina corporation formed solely to effect the Reorganization. In the Reorganization, shareholders owning fewer than 100 shares of Darlington common stock as of the date of the special shareholders' meeting will receive $31.00 in cash for each share that they own on the effective date of the Reorganization. All other shares will remain outstanding and be unaffected by the Reorganization.

          Because the purpose of Reorganization is to reduce the number of shareholders of record below 300, the Plan permits our board of directors to increase the 100-share threshold prior to the date of the special shareholders' meeting to the extent necessary to ensure that the number of record shareholders will be less than 300 upon effectiveness of the Reorganization. If such action is necessary, we will notify our shareholders through a supplement to this Proxy Statement and will postpone the special shareholders' meeting to the extent necessary to allow shareholders to consider such action and change their votes if they so desire.

     - DETERMINATION OF SHARES HELD OF RECORD: A shareholder who owns fewer than 100 shares of Darlington common stock "of record" will receive $31.00 per share in cash in the Reorganization, while a record holder of 100 shares of more will be unaffected. A shareholder "of record" is the shareholder whose name is listed on the front of the stock certificate, regardless of who ultimately has the power to vote or transfer the shares. For example, four separate certificates issued to a shareholder individually, as a joint tenant with someone else, as trustee, and in an IRA represent shares held by four different record holders, even though a single shareholder might control the voting or transfer of all of the shares. Because SEC rules require that we count "record holders" for purposes of determining our reporting obligations, the Plan is based on the number of shares held of record without regard to the ultimate control of the shares. As a result, a single shareholder with 100 or more shares held in various accounts could receive cash in the Reorganization for all of his or her shares if those accounts individually hold fewer than 100 shares. To avoid this, the shareholder would need to consolidate his or her ownership into a single certificate representing 100 or more shares. The acquisition of additional shares prior to the effective date of the Reorganization is also permitted.

     -    EFFECTS  OF  THE  REORGANIZATION:  As  a result of the Reorganization:

          - our number of record shareholders, measured as of June 30, 2004, will be reduced from approximately 487 to approximately 278 and the number of outstanding shares of Darlington common stock will decrease from approximately 158,000 to approximately 152,795, resulting in a slight decrease in the number of shares that will be available for purchase and sale in the market;

          - we will be entitled to terminate the registration of our common stock under the Securities Exchange Act of 1934, as amended, which will mean that we will no longer be required to file reports with the Securities and Exchange Commission or be classified as a public company;

          - the book value per share of Darlington common stock as of June 30, 2004 on a historical basis will be changed from approximately $23.93 to approximately $23.29 on a pro forma basis;

          - the percentage ownership of Darlington common stock beneficially owned by its executive officers and directors as a group will increase slightly from approximately 14.25% to 14.73%; and

          - our capital will be reduced, including a decrease in Tier I capital as of June 30, 2004, from approximately $3.78 million on a historical basis to approximately $3.56 million on a pro forma basis.

          See page __ for a more detailed description of these effects.

     - REASONS FOR THE REORGANIZATION: Our principal reasons for effecting the Reorganization are:

          - the cost savings of over $100,000 per year that we expect to experience as a result of the deregistration of our common stock under the Securities Exchange Act of 1934, as amended, and the anticipated decrease in expenses relating to servicing a relatively large number of shareholders holding small positions in our common stock; and

          - our belief that our shareholders have not benefited proportionately from the costs relating to the registration of our common stock, principally as a result of the thin trading market for our stock.

          See page __ for more detailed information.

     - FAIRNESS OF THE REORGANIZATION: We believe that the Reorganization is fair to, and in the best interest of, our shareholders, including unaffiliated shareholders as a group. The board of directors has unanimously approved the Plan and the transactions contemplated thereby. The board's opinion is based on several factors, which are summarized beginning on page __. These factors include:

          - Historical Market Prices of the Darlington Common Stock: Our stock is not listed on an exchange, and there is not an organized trading market for our common stock. To our knowledge, the trading prices for our common stock during the past two years have ranged from $23.39 to $25.75 per share. We have never repurchased any shares of our common stock.

          - Earnings: The price per share that will be paid in the Reorganization reflects a multiple of 19.25 times Darlington's earnings per share for the year ended December 31, 2003 and 13.6 times its annualized earnings per share for the six months ended June 30, 2004.

          - Book Value: The price per share to be paid in the Reorganization reflects a multiple of 1.30 times Darlington's June 30, 2004 book value per share.

          - Premium to Market Prices and Book Value: The price per share to be paid in the Reorganization represents a 28.42% premium over the last known trading price for our common stock prior to announcement of the Reorganization and a 27.78% premium over the average trading price for 2004. It also represents a 29.54% premium over the June 30, 2004 book value per share of the Darlington common stock.

          - Opinion of Independent Financial Advisor: Triangle Capital Partners, an independent financial advisor to the board of directors, has delivered its opinion that the price of $31.00 per share to be paid in the Reorganization is fair, from a financial point of view, to Darlington's shareholders. See "Opinion of Independent Financial Advisor" on page __ for more information relating to the report and related financial analyses.

          - Liquidity Provided: The Reorganization will provide liquidity, without brokerage costs, to shareholders who will receive cash for their shares in the Reorganization. We believe that this, coupled with the price to be paid in the Reorganization, will allow shareholders to realize a greater profit upon the disposition of their shares than they otherwise might, particularly in view of the illiquid market for Darlington's common stock.

     - EFFECTIVENESS OF THE REORGANIZATION: The Reorganization will not be effected unless and until Darlington's shareholders approve the Reorganization. Assuming these events occur, and as shortly thereafter as is practicable, Darlington will file articles of merger with the South Carolina Secretary of State and thereby effect the Reorganization and that we will incur approximately $62,000 in transaction expenses. We anticipate that the Reorganization will be effected in the fourth quarter of 2004. See page __ for more detailed information.

     - FINANCING FOR THE REORGANIZATION: We estimate that approximately $161,355 will be required to pay for the shares of Darlington common stock exchanged for cash in the Reorganization. We intend to finance the Reorganization with available cash. At June 30, 2004, we had approximately $4.1 million in cash and cash equivalents.

     - DISSENTERS' RIGHTS: Shareholders are entitled to dissenters' rights in connection with the approval of the Plan. See page __ and Appendix B
                                                                      ----------
          for  additional  information.

                     QUESTIONS AND ANSWERS ABOUT THE MEETING

Q:   WHY DID YOU SEND ME THIS PROXY STATEMENT?

A: We sent you this Proxy Statement and the enclosed proxy card because our board of directors is soliciting your votes for use at our special meeting of shareholders.

     This Proxy Statement summarizes information that you need to know in order to cast an informed vote at the meeting. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

     We first sent this Proxy Statement, notice of special meeting and the enclosed proxy card on or about ____________, 2004 to all shareholders entitled to vote. The record date for those entitled to vote is __________, 2004. On that date, there were __________ shares of our common stock outstanding. Shareholders are entitled to one vote for each share of common stock held as of the record date.

Q:   WHAT IS THE TIME AND PLACE OF THE SPECIAL MEETING?

A: The special meeting will be held on __________, 2004, at Darlington County Bank, 202 Cashua Street, Darlington, South Carolina, at _____ a.m./p.m.

Q:   WHO MAY BE PRESENT AT THE SPECIAL MEETING AND WHO MAY VOTE?

A: All holders of our common stock may attend the special meeting in person. However, only holders of our common stock of record as of __________, 2004 may cast their votes in person or by proxy at the special meeting.

Q:   WHAT IS THE VOTE REQUIRED?

A: The proposal to approve the Plan must receive the affirmative vote of the holders of two-thirds of the votes entitled to be cast on the Plan, while the proposal regarding the potential adjournment of the special meeting must receive more affirmative votes than negative votes in order to be approved. If you do not vote your shares, either in person or by proxy, or if you abstain from voting on the proposal, it has the same effect as if you voted against the proposal to approve the Plan, but will not affect the adjournment proposal. In addition, if your shares are held in a brokerage account and you do not instruct your broker on how to vote on the proposal, your broker will not be able to vote for you. This will have the same effect as a vote against the proposal to approve the Plan, but will not affect the adjournment proposal.

Q:   WHAT  IS  THE  RECOMMENDATION  OF  OUR  BOARD  OF  DIRECTORS  REGARDING THE
     PROPOSALS?

A: Our board of directors has determined that the Plan is fair to our unaffiliated shareholders and that it is advisable and in the best interests of Darlington and its shareholders as a whole. Our board of directors has therefore unanimously approved the Plan and all transactions contemplated thereby and recommends that you vote "FOR" approval of the Plan and "FOR" approval of the adjournment proposal at the special meeting.

Q:   WHAT DO I NEED TO DO NOW?

A: Please sign, date, and complete your proxy card and promptly return it in the enclosed, self-addressed, prepaid envelope so that your shares can be represented at the special meeting.

Q:   MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. Just send by mail a written revocation or a new, later-dated, completed and signed proxy card before the special meeting or attend the special meeting and vote in person. You may not change your vote by facsimile or telephone.

Q: WHAT IF I DON'T RETURN A PROXY CARD OR VOTE MY SHARES IN PERSON AT THE SPECIAL MEETING?

A: If you don't return your proxy card or vote your shares in person at the special meeting, each of those shares will be treated as a non-vote and will have the same effect as a vote against approval of the Plan.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares for you ONLY if you instruct your broker how to vote for you. Your broker will mail information to you that will explain how to give these instructions.

Q: WILL MY SHARES HELD IN "STREET NAME" OR ANOTHER FORM OF RECORD OWNERSHIP BE COMBINED FOR VOTING PURPOSES WITH SHARES I HOLD OF RECORD?

A: No. Because any shares you may hold in street name will be deemed to be held by a different shareholder than any shares you hold of record, any shares so held will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity, and shares held in an IRA must be voted under the rules governing the account.

Q:   SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the Reorganization is completed, we will send instructions on how to receive any cash payments that you may be entitled to receive.

Q:   Will I have dissenters' rights in connection with the Reorganization?

A:   Yes.  Please  see  page  __  and Appendix B for a discussion of dissenters'
                                      ----------
     rights  in  connection  with  the  Reorganization.

Q:   WHAT IF I HAVE QUESTIONS ABOUT REORGANIZATION OR THE VOTING PROCESS?

A: Please direct any questions about the Reorganization or the voting process to our President, Henry M. Funderburk, III, Darlington County Bank, 202 Cashua Street, Darlington, South Carolina 29532, telephone (843) 395-1956.

                                 SPECIAL FACTORS

PURPOSE OF THE REORGANIZATION

     The primary purpose of the Reorganization is to enable us to terminate the registration of our common stock under Section 12(g) of the Securities Exchange Act, which will result in the elimination of the expenses related to our disclosure and reporting requirements under the Act. As a secondary matter, it is likely to decrease the administrative expense we incur in servicing a large number of record shareholders who own relatively small numbers of shares.

     Darlington is one of the smallest banks in South Carolina, and is the smallest bank in South Carolina that files reports with the SEC under Section 12(g) of the Exchange Act. At June 30, 2004, Darlington had one office with $32 million in deposits and $3.7 million in shareholders' equity. Approximately 97% of its outstanding shares as of that date were held by fewer than 300 shareholders. As a result, there is a limited market for Darlington's shares and the board of directors believes there is little likelihood that a more active market will develop. However, because we have more than 300 shareholders of record and our common stock is registered under Section 12(g) of the Securities Exchange Act, we are required to comply with the disclosure and reporting requirements under the Securities Exchange Act and the Sarbanes-Oxley Act of 2004 (the "Sarbanes-Oxley Act"). These requirements include preparing and filing current and periodic reports with the Securities and Exchange Commission (the "SEC") regarding our business, financial condition, board of directors and management team and having these reports reviewed by outside counsel and independent auditors. We expect a significant increase in the cost of remaining a public company as a result of the additional requirements prescribed by Section 404 of the Sarbanes-Oxley Act, which will require documentation, testing and auditing of our internal controls and is expected to place a significant burden on small companies' management teams, given their limited resources to fulfill this compliance obligation.

     The cost of complying with all of these requirements is substantial, representing an estimated annual cost to us in excess of $100,000, which does not reflect the additional cost of management time and attention that could otherwise be devoted to revenue-enhancing activities. In light of this expense and the lack of an organized trading market for Darlington's common stock, the board of directors believes Darlington receives little relative benefit from being registered under the Securities Exchange Act. We also incur printing, postage, data entry, stock transfer and other administrative expenses related to servicing shareholders who are record holders of relatively small numbers of shares.

     In view of this cost, particularly in light of the relatively small benefit we believe our shareholders have received as a result of our status as a public company, we believe the Reorganization will provide a more efficient means of using our capital to benefit our shareholders. At present, we believe that our thin trading market and the resulting inability of our shareholders to realize the full value of their investment in our common stock through an efficient market has resulted in little relative benefit for our shareholders as compared to the costs of maintaining our registration.

     The Plan is designed to substantially reduce the number of Darlington's shareholders of record. As of June 30, 2004, approximately 43% of our shareholders owned fewer than 100 shares of record. The Reorganization will allow us to pay these shareholders a fair price for their shares in a limited trading market while eliminating the costs associated with servicing shareholders of record who own relatively small numbers of shares and saving the significant administrative, accounting, and legal expenses incurred in complying with disclosure, reporting and compliance requirements under the Securities Exchange Act and the Sarbanes-Oxley Act.

ALTERNATIVES  CONSIDERED

     In making our determination to proceed with the Reorganization, we considered other alternatives. We rejected these alternatives because we believed the Reorganization would be the simplest and most cost-effective manner in which to achieve the purposes described above. These alternatives included:

     Reverse Stock Split. We considered declaring a reverse stock split at a ratio of 1-for-100, with cash payments to holders of less than a whole share on a post-split basis. This alternative would also have the effect of reducing the number of shareholders, but would require us either to account for outstanding fractional shares after the transaction or, to avoid the related administrative and accounting inconvenience, pay cash to shareholders not holding an even multiple of 100 shares, which would significantly increase our transaction costs. Accordingly, the board determined that the Plan would be the most effective method of electing to reduce the number of shareholders and rejected the reverse stock split alternative.

     Issuer Tender Offer. We also considered an issuer tender offer to repurchase shares of our outstanding common stock. The results of an issuer tender offer would be unpredictable, however, due to its voluntary nature. We were uncertain as to whether this alternative would result in shares being tendered by a sufficient number of shareholders so as to result in the Darlington common stock being held by fewer than 300 shareholders of record. As a result, we rejected this alternative.

     Acquisition of Another Institution or Branch. One method of utilizing capital to improve shareholder value is to acquire another institution. Acquiring another institution involves significant management time and expense, however, and requires a great deal of effort in integrating the acquired institution's personnel, customers and information systems. In addition, our relatively small size essentially precludes us from acquiring another institution. While we remain alert to opportunities for expansion of our business, we have not identified any candidates that provide the appropriate long-term return on the necessary investment.

     Sale of the Company. We do not believe that the sale of Darlington at this time would be appropriate because we believe the value of the consideration that an acquirer would likely offer to our shareholders would not reflect an appropriate return on their investment. We also believe a sale of our company would be detrimental to our ability to serve our target markets. Because we believe that a sale of Darlington would not be in the best interests of our shareholders, employees or community, we have not solicited, nor have we received, any unsolicited, third party bids, and we have not engaged in any specific discussions with potential purchasers. For the foregoing reasons, we have rejected this alternative.

BACKGROUND OF THE REORGANIZATION

     Darlington has filed reports under the Securities Exchange Act since 1999. These reports include annual, quarterly and current reports presenting and analyzing Darlington's business, financial condition, results of operations and management structure. We are also subject to reporting requirements regarding insiders' stock transactions, potential short-swing profit liability and Proxy

Statement disclosure requirements. Additionally, for the 2005 fiscal year, we will be required to prepare and file with the SEC a detailed audited report as to our internal controls.

     In view of the reporting and compliance burdens described above, management began in early 2004 to weigh the relative benefits and disadvantages relating to continuing Darlington's status as a public company. Those benefits and disadvantages are described below under "Reasons for the Reorganization" and "Potential Disadvantages of Reorganization." Management also consulted with outside counsel and examined Darlington's shareholder list to evaluate the various transactional alternatives, including the effects of various cash-out thresholds and the related costs, for further consideration by the board of directors. Triangle Capital Partners was engaged in June 2004 to deliver an independent analysis of the range of fair value of Darlington's common stock.

     Through early July 2004, our management team and Triangle Capital Partners compiled the information described above for consideration by the Board. On July 12, 2004, the Board met with management and a representative of Triangle Capital Partners and considered the alternatives presented under "-Alternatives Considered," the effect of the potential cash-out thresholds presented by management, the fairness of the Reorganization to shareholders generally and to unaffiliated shareholders specifically, and the benefits and disadvantages of the proposed Reorganization as more fully described below. It also considered Triangle Capital Partners' oral report that as of that date, a price of $26.00 to $31.00 per share represented an appropriate range of value to be offered to shareholders who would receive cash in the Reorganization. After a discussion of these issues, the Board adjourned until July 19, 2004 to allow additional time for consideration of the issues presented. The Board reconvened on July 19, 2004, and after a further discussion of these issues, the Board of Directors, including those directors who are not employees of Darlington, unanimously approved the Plan and authorized management to proceed with the Reorganization. At that time, Triangle Capital Partners delivered its oral opinion, to be confirmed subsequently in writing, that the $31.00 per share cash price established by the Board of Directors to be paid in the Reorganization was fair, from a financial point of view, to Darlington's shareholders, including those who would receive cash and those who would remain shareholders after the Reorganization. The Board also determined specifically that the Reorganization was fair, from a financial and procedural point of view, to Darlington's shareholders, including unaffiliated shareholders as a group, and directed that the Plan be submitted to the shareholders with a recommendation for approval.

REASONS  FOR  THE  REORGANIZATION

     As described above in "-Purpose of the Reorganization," the Reorganization will allow us to save the administrative, accounting and legal expenses incurred in complying with the disclosure and reporting requirements under the Securities Exchange Act and, secondarily, to eliminate the costs associated with servicing shareholders who own relatively small numbers of shares. We estimate that we will save over $100,000 per year as a result of the reduction in the number of shareholders and the elimination of the registration of our common stock under the Securities Exchange Act. In particular, eliminating the registration of our common stock under the Securities Exchange Act will also:

     - reduce significantly the amount of information Darlington is required to furnish to its shareholders and the public generally;

     - eliminate the information Darlington is required to furnish to the Securities and Exchange Commission; and

     - reduce significantly Darlington's legal, accounting, and other compliance costs relating to the requirements of the Sarbanes-Oxley Act and the Securities Exchange Act described in "-Background of the Reorganization" above.

     In addition, our common stock has historically been very thinly traded, and we do not have sufficient liquidity in our common stock to enable us to use it as potential acquisition currency. As a result, we do not believe that the registration of our common stock under the Securities Exchange Act of 1934 has benefited our shareholders in proportion to the costs we have incurred as a result of this registration.

POTENTIAL  DISADVANTAGES  OF  THE  REORGANIZATION

     No organized trading market currently exists for Darlington's common stock. The market liquidity for shares of Darlington's common stock after the Reorganization will be even less than it is now because the number of shares of Darlington common stock available to be traded will decrease. A further decrease in the market liquidity for the shares of Darlington common stock may cause a decrease in the value of the shares. Conversely, however, the more limited supply of Darlington common stock could also prompt a corresponding increase in its market price assuming stable or increased demand for the stock.

     In addition, Darlington will no longer be required to file public reports of its financial condition and other aspects of its business with the Securities and Exchange Commission after the Reorganization. As a result, shareholders will have less legally mandated access to information about Darlington's business and results of operations than they had prior to the Reorganization.

     Finally, the Reorganization will reduce Darlington's capital. However, we believe that Darlington will continue to be "well capitalized" for regulatory purposes and that it will have sufficient capital to support its anticipated growth.

EFFECTS  OF  THE  REORGANIZATION  ON  DARLINGTON

     Reduction in the Number of Shareholders of Record and the Number of Outstanding Shares. Based on information as of June 30, 2004, we believe that the Reorganization will reduce our number of record shareholders from approximately 487 to approximately 278. We estimate that approximately 5,250 shares held by approximately 209 shareholders of record will be exchanged for cash in the Reorganization. The number of outstanding shares of common stock as of June 30, 2004 will decrease from approximately 158,000 to approximately 152,795. Accordingly, the already minimal liquidity of shares of Darlington common stock will be further reduced.

     Transfer of Book Value. Because (1) the price to be paid to holders of fewer than 100 shares of common stock will be $31.00 per share, (2) the number of shares of common stock expected to be cashed out as a result of the Reorganization is estimated to be approximately 5,205, (3) the total cost to Darlington (including expenses) of effecting the Reorganization is expected to be approximately $223,000, and (4) at June 30, 2004, aggregate shareholders' equity in Darlington was approximately $3.78 million, or $23.93 per share, Darlington expects that, as a result of the Reorganization, the book value per share of common stock as of June 30, 2004 will be changed from approximately $23.93 per share on a historical basis to approximately $23.29 per share on a pro forma basis.

     Decrease in Capital. As a result of the Reorganization, Darlington's capital will be reduced as of June 30, 2004 from approximately $3.78 million on a historical basis to approximately $3.56 million on a pro forma basis. Darlington anticipates, however, that it will be "well capitalized" for bank regulatory purposes and that its subsidiary, Darlington County Bank, will remain "well capitalized" for bank regulatory purposes.

     Increase in Earnings per Share and Dividends. Because we will have fewer shares outstanding after the Reorganization, our earnings and dividends per share are likely to increase on a pro forma basis. For example, we reported $1.14 in earnings per share for the first six months of 2004, as compared to $1.17 on a pro forma basis. We also anticipate that we will have an increased ability to raise our cash dividend, although we have no present plans to do so. See "Information About Darlington and its Affiliates-Dividend Policy."

     Elimination of Securities Exchange Act Registration. Our common stock is currently registered under the Securities Exchange Act. After the Reorganization, our common stock will not be registered under the Securities Exchange Act, nor will we be subject to any reporting requirements under the Securities Exchange Act. As a result, we expect to eliminate direct and indirect costs and expenses associated with the Securities Exchange Act registration, which we estimate to be in excess of $100,000 on an annual basis. See "-Background of the Reorganization" and "-Reasons for the Reorganization" for a discussion of the nature of the information we will no longer be required to provide.

     Effect on Market for Shares. Our common stock is not listed on an exchange, nor will it be listed after the Reorganization. The failure to be listed on an exchange, together with the reduction in public information concerning Darlington as a result of its not being required to file reports under the Securities Exchange Act, will have a minimal adverse effect on the already limited liquidity of the common stock.

     Financial Effects of the Reorganization. We estimate that approximately $161,355 will be required to pay for the shares of Darlington common stock exchanged for cash in the Reorganization. Additionally, we estimate that professional fees and other expenses related to the transaction will total approximately $62,000. We do not expect that the payment to shareholders receiving cash in the Reorganization and the payment of expenses will have a material adverse effect on our capital adequacy, liquidity, results of operations or cash flow. Because we do not currently know the actual number of shares that will be cashed out in the Reorganization, we do not know the net amount of cash to be paid to shareholders in the Reorganization. You should read the discussion under "Description of the Plan-Sources of Funds and Expenses" for a description of the sources of funds for the Reorganization and the fees and expenses we expect to incur in connection with the transaction.

EFFECTS  OF  THE  REORGANIZATION  ON  AFFILIATES

     The Reorganization will have various effects on our executive officers and directors, each of whom may, as a result of his position, be deemed to be an affiliate of Darlington. As used in this Proxy Statement, the term "affiliated shareholder" means any shareholder who is a director or executive officer of Darlington or the beneficial owner of 10% or more of Darlington's outstanding shares, and the term "unaffiliated shareholder" means any shareholder other than an affiliated shareholder.

     No Further Reporting Obligations Under the Securities Exchange Act. After the Reorganization, Darlington's common stock will not be registered under the Securities Exchange Act. As a result, the executive officers, directors and other affiliates of Darlington will no longer be subject to many of the reporting requirements and restrictions of the Securities Exchange Act, including the reporting and short-swing profit provisions of Section 16, and information about their compensation and stock ownership will not be publicly available.

     Consolidation of Management Ownership. As a result of the Reorganization, we expect that the percentage of beneficial ownership of Darlington common stock held by our executive officers and directors as a group will increase slightly from approximately 14.25% before the Reorganization to approximately 14.73% after the Reorganization. None of the affiliated shareholders will receive cash in the Reorganization because they each own 100 or more shares of Darlington common stock.

     Rule 144 Not Available. Because Darlington's common stock will not be registered under the Securities Exchange Act after the Reorganization, executive officers and directors of Darlington may be deprived of the ability to dispose of their shares of Darlington common stock under Rule 144 under the Securities Act of 1933, which provides a "safe harbor" for resales of stock by affiliates of an issuer.

FEDERAL  INCOME  TAX  CONSEQUENCES  OF  THE  REORGANIZATION

     Presented below is a general summary of the material federal income tax consequences of the Reorganization to Darlington and its shareholders.

     The discussion does not address all U.S. federal income tax considerations that may be relevant to certain Darlington shareholders in light of their particular circumstances. The discussion assumes that the Darlington shareholders hold their shares of Darlington common stock as capital assets (generally for investment). In addition, the discussion does not address any foreign, state or local income tax consequences of the Reorganization. The following summary does not address all U.S. federal income tax considerations applicable to certain classes of shareholders, including:

     -    financial  institutions;

     -    insurance  companies;

     -    tax-exempt  organizations;

     -    dealers  in  securities  or  currencies;

     -    traders  in  securities  that  elect  to  mark-to-market;

     - persons that hold Darlington common stock as part of a hedge, straddle or conversion transaction;

     - persons who are considered foreign persons for U.S. federal income tax purposes;

     - persons who acquired or acquire shares of Darlington common stock pursuant to the exercise of employee stock options or otherwise as compensation; and

     - persons who do not hold their shares of Darlington common stock as a capital asset.

     ACCORDINGLY, DARLINGTON SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE REORGANIZATION, INCLUDING APPLICABLE FEDERAL, FOREIGN, STATE AND LOCAL TAX CONSEQUENCES TO THEM OF THE REORGANIZATION IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.

     The receipt by a shareholder of cash in the Reorganization will be a taxable transaction for federal income tax purposes under the United States Internal Revenue Code of 1986, as amended (the "Code").

     Under Section 302 of the Code, a shareholder will recognize gain or loss upon receiving cash in the Reorganization if:

     - the Reorganization results in a "complete redemption" of all of the shares held by a shareholder immediately prior to the Reorganization;

     - the receipt of cash is "substantially disproportionate" with respect to the shareholder; or

     - the receipt of cash is "not essentially equivalent to a dividend" with respect to the shareholder.

     These three tests are applied by taking into account not only shares that a shareholder actually owns, but also shares that the shareholder constructively owns pursuant to Section 318 of the Code, as described below.

     If any one of the three tests is satisfied, the shareholder will recognize gain or loss on the difference between the amount of cash received by the shareholder pursuant to the Reorganization and the tax basis in the shares held by such shareholder immediately prior to the Reorganization. Provided that these shares constitute a capital asset in the hands of the shareholder, this gain or loss will be long-term capital gain or loss if the eligible shares are held for more than one year and will be short-term capital gain or loss if such shares are held for one year or less.

     Under the constructive ownership rules of Section 318 of the Code, a shareholder is deemed to constructively own shares owned by certain related individuals and entities in addition to shares directly owned by the shareholder. For example, an individual shareholder is considered to own shares owned by or for his or her spouse and his or her children, grandchildren and parents ("family attribution"). In addition, a shareholder is considered to own a proportionate number of shares owned by estates or certain trusts in which the shareholder has a beneficial interest, by partnerships in which the shareholder is a partner, and by corporations in which 50% or more in value of the stock is owned directly or indirectly by or for such shareholder. Similarly, shares directly or indirectly owned by beneficiaries of estates of certain trusts, by partners of partnerships and, under certain circumstances, by shareholders of corporations may be considered owned by these entities ("entity attribution"). A shareholder is also deemed to own shares which the shareholder has the right to acquire by exercise of an option.

     The receipt of cash by a shareholder in the Reorganization will result in a "complete redemption" of all of the shareholder's shares held immediately prior to the Reorganization as long as the shareholder does not constructively own any shares of common stock immediately after the

Reorganization. However, a shareholder may qualify for gain or loss treatment under the "complete redemption" test even though such shareholder constructively owns shares of common stock provided that (1) the shareholder constructively owns shares of common stock as a result of the family attribution rules (or, in some cases, as a result of a combination of the family and entity attribution rules), and (2) the shareholder qualifies for a waiver of the family attribution rules (such waiver being subject to several conditions, one of which is that the shareholder has no interest in Darlington immediately after the Reorganization, including as an officer, director or employee, other than an interest as a creditor).

     It is anticipated that most shareholders who receive cash in the Reorganization will qualify for capital gain or loss treatment as a result of satisfying the "complete redemption" requirements. However, if the constructive ownership rules prevent compliance with these requirements, such shareholder may nonetheless qualify for capital gain or loss treatment by satisfying either the "substantially disproportionate" or the "not essentially equivalent to a dividend" requirements. In general, the receipt of cash in the Reorganization will be "substantially disproportionate" with respect to the shareholder if the percentage of shares of common stock owned by the shareholder immediately after the Reorganization is less than 80% of the percentage of shares directly and constructively owned by the shareholder immediately before the Reorganization (giving effect to the difference in number of outstanding shares due to the Reorganization), and the shareholder does not own directly and constructively 50% or more of Darlington's outstanding common stock after the Reorganization. Alternatively, the receipt of cash in the Reorganization will, in general, be "not essentially equivalent to a dividend" if the Reorganization results in a "meaningful reduction" in the shareholder's proportionate interest in Darlington.

     If none of the three tests described above is satisfied, the shareholder will be treated as having received a taxable dividend in an amount equal to the entire amount of cash received by the shareholder pursuant to the Reorganization.

     No ruling has been or will be obtained from the Internal Revenue Service in connection with the Reorganization.

     Non-corporate shareholders of Darlington may be subject to backup withholding at a rate of 28% on cash payments received in the Reorganization. Backup withholding will not apply, however, to a shareholder who (1) furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding on the substitute Form W-9 included in the letter of transmittal, (2) who provides a certificate of foreign status on an appropriate Form W-8, or (3) who is otherwise exempt from backup withholding. A shareholder who fails to provide the correct taxpayer identification number on Form W-9 may be subject to a $50 penalty imposed by the Internal Revenue Service.

     THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF THE MATERIAL UNITED STATES INCOME TAX CONSEQUENCES OF THE REORGANIZATION AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT TO THE REORGANIZATION. THUS, DARLINGTON SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE REORGANIZATION, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FOREIGN, FEDERAL, STATE, LOCAL AND OTHER APPLICABLE TAX LAWS AND
THE  EFFECT  OF  ANY  PROPOSED  CHANGES  IN  THE  TAX  LAWS.

PRO  FORMA  EFFECT  OF  THE  REORGANIZATION

     The following selected pro forma financial data illustrates the pro forma effect of the Reorganization on Darlington's financial statements as of June 30, 2004, for the six months ended June 30, 2004 and for the year ended December 31, 2003. Management has prepared this information based on its estimate that Darlington will pay $161,355 to shareholders in the Reorganization and approximately $62,000 in transaction expenses. Please see "Pro Forma Consolidated Financial Information" for the complete pro forma financial information relating to this transaction.

SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

(In thousands except per share data)    As of and for the six          As of and
                                            months ended          for the year ended
                                            June30, 2004           December 31, 2003
                                      -----------------------  ----------------------
                                        Actual     Pro Forma     Actual     Pro Forma
                                      ----------  -----------  -----------  ---------
Net interest income                   $      732          730  $     1,408      1,405
Provision for loan losses                     36           36          108        108
Noninterest income                           189          189          351        351
Noninterest expense                          615          615        1,258      1,258
Income tax benefit                            90           89          139        138
Net income                            $      180          179  $       254        252

PER COMMON SHARE
Basic earnings per share              $     1.14         1.17         1.61       1.64
Diluted earnings per share                  1.14         1.17         1.61       1.64
Book value                            $    23.93        23.29        25.15      24.54

AT PERIOD END
Assets                                $   36,134       35,911       35,643     35,420
Stockholders' equity                       3,781        3,558        3,973      3,750
Common shares outstanding                158,000      152,795      158,000    152,795

Weighted average shares outstanding      158,000      152,795      158,000    152,795


RECOMMENDATION OF THE BOARD OF DIRECTORS; FAIRNESS OF THE REORGANIZATION

     The board believes that the Plan is substantively and procedurally fair to, and in the best interests of, Darlington's shareholders, including unaffiliated shareholders as a group. The board of directors, including those directors who are not employees of Darlington, have unanimously approved the Plan, and the board unanimously recommends that the shareholders vote for approval of the Plan, which will effect the Reorganization. The board has also approved, and unanimously recommends that the shareholders approve, the adjournment proposal relating to our ability to obtain shareholder approval of the Plan.

     All of Darlington's directors and executive officers have indicated that they intend to vote their shares of common stock (and any shares with respect to which they have or share voting power) in favor of the Plan and the adjournment proposal. The directors and executive officers of Darlington beneficially owned approximately 14.25% of the shares outstanding as of June 30, 2004. Although the board as a whole recommends that the shareholders vote in favor of the Plan for the reasons set forth in "-Reasons for the Reorganization," no director or executive officer is making any recommendation to the shareholders in his or her individual capacity.

     We considered a number of factors in determining to approve the Reorganization, including the effects described under "-Effects of the Reorganization on Darlington" and "-Effects of the Reorganization on Affiliates" and the relative advantages and disadvantages described under "-Reasons for the Reorganization" and "-Potential Disadvantages of the Reorganization." The board also reviewed the tax and pro forma financial effects of the Reorganization on Darlington and its shareholders.

     After the Reorganization, Darlington's common stock will not be registered under the Securities Exchange Act. The board considered the views of management regarding the cost savings to be achieved by eliminating the reporting and disclosure requirements related to the registration of the common stock under the Securities Exchange Act, including indirect savings resulting from reductions in the time and effort currently required of management to comply with the reporting and other requirements associated with continued registration of the common stock under the Securities Exchange Act. Similarly, the board also considered the prospective decrease in the expenses related to servicing shareholders holding small positions in Darlington's stock. Darlington's management determined that the recapitalization would result in cost savings of over $100,000 per year.

     Additionally, the board considered the effect that terminating the registration of the common stock would have on the market for the common stock and the ability of shareholders to buy and sell shares. However, the board determined that, even as a public company, Darlington has had a limited trading market for its common stock and that Darlington's shareholders derive little relative benefit from Darlington's status as a public company. The board determined that the cost savings and reduced management time to be achieved by terminating registration of the common stock under the Securities Exchange Act outweighed any potential detriment from eliminating the registration.

     We considered alternatives to the proposed going-private transaction but ultimately approved the Reorganization proposal. Please read the discussion under "-Alternatives Considered" for a description of these alternatives.

     Substantive Fairness. The board considered numerous factors, discussed below, in reaching its conclusion as to the fairness of the Plan, both to affiliated and unaffiliated shareholders. The board did not assign any specific weights to the factors listed below, and individual directors may have given differing weights to different factors.

          - Historical Market Prices of the Darlington Common Stock: Our stock is not listed on an exchange, and there is not an organized trading market for our common stock. To our knowledge, the trading prices for the common stock since June 30, 2002 have ranged from $23.39 to $25.75 per share. We have never repurchased any shares of our common stock.

          - Earnings: The price per share that will be paid in the Reorganization reflects a multiple of 19.25 times Darlington's earnings per share for the year ended December 31, 2003 and 13.6 times its annualized earnings per share for the six months ended June 30, 2004.

          - Book Value: The price per share to be paid in the Reorganization reflects a multiple of 1.30 times Darlington's June 30, 2004 book value per share.

          - Premium to Market Prices and Book Value: The price per share to be paid in the Reorganization represents a 28.42% premium over the last known trading price for our common stock prior to announcement of the Reorganization and a 27.78% premium over the average trading price for 2004. It also represents a 29.54% premium over the June 30, 2004 book value per share of the Darlington common stock.

          - Going Concern Value: In determining the amount to be paid to cashed-out shareholders in the Reorganization, the board valued Darlington's shares on the basis of a going concern, without giving effect to any anticipated effects of the Reorganization. Also, the board did not consider the amount per share that might be realized in a sale of 100% of the stock of Darlington, as the board determined that consideration of such an amount was inappropriate in the context of a transaction that would not result in a change of control of Darlington. In determining the going-concern value of Darlington's shares, the board considered the analysis of its financial advisor, which is described under "-Opinion of Independent Financial Advisor."

          - Opinion of Independent Financial Advisor: Triangle Capital Partners, an independent financial advisor to the board of directors, has delivered its opinion that the $31.00 per share to be paid in the Reorganization is fair, to Darlington's shareholders. The board reviewed and considered the financial analyses presented to the board in connection with the opinion. See "Opinion of Independent Financial Advisor" on page __ for more information relating to the report and related financial analyses.

          - Liquidity Provided: The Reorganization will provide liquidity, without brokerage costs, to shareholders who will receive cash for their shares in the Reorganization. We believe that this, coupled with the price to be paid in the Reorganization, will allow shareholders to realize a greater profit upon the disposition of their shares than they otherwise might, particularly in view of the illiquid market for Darlington's common stock.

     In connection with its deliberations, the board did not consider, and did not request that its independent financial advisor evaluate, Darlington's liquidation value. The board did not view Darlington's liquidation value to be a relevant measure of valuation, given that the price per share to be paid in the Reorganization significantly exceeded the book value of the common stock, and it was the board's view that Darlington is far more valuable as a going concern than its net book value per share. The board also believes liquidation is not a feasible alternative for a financial institution because of tax and regulatory concerns. However, book value per share is a historical accounting number, and an evaluation of liquidation value could produce a higher valuation than book value per share. Additionally, Darlington can give no assurance that the liquidation value would not produce a higher valuation of Darlington than its value as a going concern.

     The board is not aware of any material contacts, negotiations or transactions, other than in conjunction with the Reorganization as described in "-Background of the Reorganization," during the preceding two years for (1) the merger or consolidation of Darlington into or with another person or entity, (2) the sale or other transfer of all or any substantial part of the assets of Darlington, (3) a tender offer for any outstanding shares of Darlington common stock, or (4) the election of directors to our board.

     After consideration of all of the foregoing information, the board determined that a fair price to be paid to cashed-out shareholders in the Reorganization is $31.00 per share, which represents the highest price reflected in the range of fair value provided in Triangle Capital Partners' opinion. The board selected this price in view of the involuntary nature of the transaction.

     Procedural Fairness. The board of directors is seeking shareholder approval of the transactions contemplated by the Plan. The vote of two-thirds of the votes entitled to be cast on the Plan will be required to approve it. Approval by a majority of unaffiliated shareholders is not required. The board determined that such a voting requirement was unnecessary in view of the relatively high vote required to approve the Plan under South Carolina law.

     The Reorganization will provide liquidity without brokerage costs for shareholders who receive cash in the Reorganization. Conversely, shareholders who wish to increase their record holdings in order to avoid being cashed out may do so by purchasing shares of Darlington common stock from other shareholders prior to the date of the special shareholders' meeting.

     No unaffiliated representative acting solely on behalf of unaffiliated shareholders for the purpose of negotiating the terms of the Reorganization or preparing a report covering its fairness was retained by Darlington or by a majority of directors who are not employees of Darlington. We have not made any provision in connection with the Reorganization to grant unaffiliated shareholders access to our corporate files, except as provided under the South Carolina Business Corporation Act, or to obtain legal counsel or appraisal services at our expense. With respect to unaffiliated shareholders' access to our corporate files, the board determined that this Proxy Statement, together with Darlington's other filings with the SEC, provide adequate information for unaffiliated shareholders to make an informed decision with respect to the Plan. The board also considered the fact that under the South Carolina Business Corporation Act, and subject to specified conditions set forth under South Carolina law, shareholders have the right to review Darlington's relevant books and records of account. As for obtaining legal counsel or appraisal services for unaffiliated shareholders at Darlington's expense, the board did not consider these necessary or customary. In deciding not to adopt these additional procedures, the board also took into account factors such as Darlington's size and the cost of such procedures.

     After consideration of the factors described above, the board of directors believes that the Plan is procedurally fair, notwithstanding the absence of an unaffiliated shareholder approval requirement, an unaffiliated shareholder representative and the provision of legal counsel or appraisal services at Darlington's expense. Additionally, the board believes that the Plan is substantively fair to Darlington's shareholders, including unaffiliated shareholders as a group. The Plan was unanimously approved by the directors of Darlington, including the directors who are not employees of Darlington.

AFFILIATES'  DETERMINATION  OF  FAIRNESS  OF  THE  REORGANIZATION

     Darlington's affiliates consist of its directors and executive officers, all of whom are listed under "Information About Darlington and its Affiliates-Directors and Executive Officers." Each of Darlington's affiliates believes that the Reorganization is substantively and procedurally fair to, and in the best interests of Darlington's shareholders, including unaffiliated shareholders as a group. In reaching this conclusion, they relied upon the factors considered by and the analyses and conclusions of the board of directors and adopted such factors, analyses, and conclusions as their own. See "-Recommendation of the Board of Directors; Fairness of the Reorganization."

OPINION OF INDEPENDENT FINANCIAL ADVISOR

     The Board of Directors retained Triangle Capital Partners, LLC ("Triangle") as its financial advisor to render an opinion to our Board concerning the fairness, from a financial point of view, to Darlington shareholders of the price to be paid to shareholders receiving the right to receive cash in connection with the proposed Reorganization. On July 12, 2004, at a meeting in which the Board of Directors considered and approved the Reorganization, Triangle reported that, as of such date, consideration in the amount of $26.00 to $31.00 per share represented an appropriate range of value to be offered to shareholders who would receive cash in the Reorganization. Triangle presented its financial analyses supporting its report, and the Board had an opportunity to ask questions and discuss each analysis individually. On July 19, 2004, Triangle delivered an oral opinion to the effect that, as of the date hereof and based upon and subject to the matters stated in that opinion, the $31.00 in cash offered pursuant to the Reorganization is fair, from a financial point of view, to the shareholders of Darlington common stock, including both those shareholders who will receive cash in the Reorganization and those who will remain shareholders after the Reorganization. A copy of Triangle's written opinion, dated as of the date of this document, is attached as Appendix C.
                                                                     ----------

     Triangle is a regional investment banking firm and was selected by Darlington based on the firm's reputation and experience in investment banking, its extensive experience and knowledge of the South Carolina banking market, its recognized expertise in the valuation of commercial banking businesses and because of its familiarity with Darlington. Triangle, through its investment banking business, specializes in commercial banking institutions and is continually engaged in the valuation of such businesses and their securities in connection with mergers and acquisitions and other corporate transactions.

     No material relationship exists or has existed within the past two years between Darlington, Triangle or any of their respective affiliates. Darlington paid Triangle a fee of approximately $20,000 for its services rendered in connection with the Reorganization and will reimburse Triangle for up to $2,000 in out-of-pocket expenses incurred in connection with such services. Triangle may provide additional investment banking services to Darlington in the future.

     Prior to rendering its fairness opinion, Triangle reviewed and analyzed, among other things, (i) the terms of the Reorganization as set forth in the proposed Agreement, (ii) Darlington's annual reports to shareholders and its financial statements for each of the three years ended December 31, 2001, December 31, 2002, and December 31, 2003, (iii) Darlington's quarterly report and its financial statements for the three months ended June 30, 2004, (iv) information regarding the trading of Darlington common stock and the price range within which the stock has traded, (v) certain publicly available business and financial information related to Darlington, (vi) transactions Triangle deemed to be relevant, (vii) certain other internal information relating to Darlington prepared by Darlington's management for Triangle's analysis with respect to the Reorganization, (viii) discussions with members of Darlington's management about the background of the Reorganization, the reasons and basis for the Reorganization and the business and future prospects of Darlington, and (ix) other studies, analyses and investigations, particularly of the banking industry, and such other information as Triangle deemed appropriate. Triangle did not obtain or receive any independent appraisals or valuations of Darlington's assets or liabilities, nor did it receive any analyses or valuations of the rights of shareholders, creditors or others holding any claims or rights against Darlington.

     In connection with rendering its opinion, Triangle performed a variety of financial analyses. Neither Darlington nor its Board of Directors placed any limitations of the scope of these analyses. Triangle's analyses included an evaluation of the financial terms of the Reorganization using standard valuation methods, including (i) comparable company analysis, (ii) dividend discount analysis, and (iii) merger premium analysis. The following is a summary of the material analyses presented by Triangle to the Board of Directors on July 12, 2004 in connection with its fairness opinion. This summary does not purport to be a complete description of all analyses performed by Triangle or the Board of Directors. Moreover, Triangle believes that these analyses must be considered as a whole and that selecting portions of such analyses and the factors considered by it, without considering all such analyses and factors, could create an incomplete understanding of the scope of the process underlying the analyses and, more importantly, the opinion derived from them. In its full analysis, Triangle included assumptions with respect to general economic, financial market and other financial conditions. Triangle also drew from its past experience in similar transactions, as well as its experience in the valuation of securities and its general knowledge of the banking industry as a whole. Any estimates in Triangle's analyses were not necessarily indicative of actual future results or values, which may significantly diverge more or less favorably from such estimates.

Summary of Reorganization Analysis

     The implied aggregate transaction value of the Reorganization is approximately $161,355, based on the $31.00 price per share and Darlington's estimate of the number of shares to be cashed out pursuant to the Reorganization. The price to be paid to shareholders receiving cash in the Reorganization represents a 16.9 times multiple of Darlington's earnings per share for the twelve (12) months ended March 31, 2004 and 125% of the book value and tangible book value at March 31, 2004.

Comparable Company Analysis

     Triangle analyzed the performance and financial condition of Darlington relative to a group of nine (9) publicly traded financial institutions east of the Mississippi with assets less than $70 million that did not report a loss and for which meaningful trading information was available (the "Peer Group"). Triangle assumed that all members of the Peer Group are non-merger targets. In addition, Triangle analyzed the financial performance and financial characteristics of Darlington relative to the national medians for (i) all publicly traded banks, (ii) all publicly traded banks in the Southeast United States, and (iii) all publicly traded banks in the United States with less than $100 million in assets. The financial ratios shown in the table below are as of most recent reported data, and the market price multiples are based on market prices as of the market close on July 2, 2004 according to SNL Financial, LC.

---------------------------------------------------------------------------------------------
                                    COMPARABLE COMPANY ANALYSIS
---------------------------------------------------------------------------------------------
                                  Darlington   Peer     All Banks   Southeast   Banks <
                                               Group    Median      Banks       $100 million
                                               Median               Median      in assets
                                                 (3)                            Median
---------------------------------------------------------------------------------------------
LTM(1) Net Interest Margin              4.42%    4.22%       3.99%       3.86%          4.43%
---------------------------------------------------------------------------------------------
LTM(1) Efficiency Ratio                 69.4%    73.0%       64.7%       64.0%          78.7%
---------------------------------------------------------------------------------------------
LTM(1) Return on Average Assets         0.83%    0.75%       1.01%       0.99%          0.61%
---------------------------------------------------------------------------------------------
LTM(1) Return on Average Equity          7.4%     5.8%       12.2%       11.1%           5.5%
---------------------------------------------------------------------------------------------
Tangible Equity/Tangible Assets         10.5%    14.5%        8.3%        8.2%          11.0%
---------------------------------------------------------------------------------------------
Nonperforming Assets/Assets             0.16%    0.52%       0.41%       0.43%          0.06%
---------------------------------------------------------------------------------------------
Reserves/Nonperforming Assets          383.1%     NM        136.7%      134.1%            NM
---------------------------------------------------------------------------------------------
Price(2)/LTM(1) Earnings               16.9x    16.7x       17.1x       16.6x          20.7x
---------------------------------------------------------------------------------------------
Price(2)/Book Value                      125%     102%        181%        174%           135%
---------------------------------------------------------------------------------------------
Dividend Yield(2)                        3.2%     1.9%        2.3%        2.3%           2.4%
---------------------------------------------------------------------------------------------

(1)  Last  twelve  months  ending  March  31,  2004.

(2) With respect to Darlington, based on the $31.00 price per share to be paid to shareholders receiving cash in the Reorganization.

(3) Consists of nine publicly traded financial institutions east of the Mississippi with assets less than $70 million that did not report a loss and for which meaningful trading information was available: Citizens NB of Meyersdale, PA; CommerceFirst Bancorp Inc., MD; Globe Bancorp Inc., LA; Home Building Bancorp, IN; Home Financial Bancorp, IN; People's Bank of Commerce, OR; SFB Bancorp Inc., TN; Sistersville Bancorp Inc., WV; WebFinancial Corp., NY.

Dividend Discount Analysis

     Triangle performed a dividend discount analysis to determine a range of present values per share of Darlington common stock. To determine a projected dividend stream, Triangle assumed a dividend payout equal to 54% of Darlington's projected net income. Triangle assumed that (i) a discount rate between 11% and 13% was appropriate for a company with similar financial characteristics to Darlington and (ii) Darlington's earnings would grow at an annual rate between 5.0% and 8.0%. Based upon the above assumptions, the stand-alone value of Darlington common stock ranged from approximately $14.00 to $36.00 per share. The following table further reflects this analysis.

-----------------------------------------------------
                         EARNINGS GROWTH RATE
           ------------------------------------------
                      5.0%     6.0%     7.0%     8.0%
           ------------------------------------------
            11.0%  $18.23   $21.88   $27.35   $36.46
 DISCOUNT  ------------------------------------------
            11.5%  $16.83   $19.89   $24.31   $31.25
           ------------------------------------------
   RATE     12.0%  $15.63   $18.23   $21.88   $27.35
           ------------------------------------------
            12.5%  $14.58   $16.83   $19.89   $24.31
           ------------------------------------------
            13.0%  $13.67   $15.63   $18.23   $21.88
-----------------------------------------------------

     Triangle noted that the dividend discount analysis was included because it is a widely used valuation methodology, but it also noted that the results of this methodology are highly dependent upon numerous assumptions that must be made, including, but not limited to, earnings growth rates, dividend payout ratios, and discount rates.

Merger Premium Analysis

     Triangle studied relevant bank merger activity in order to determine the acquisition value of Darlington. In determining a range for the acquisition value of Darlington, Triangle relied on reported acquisition pricing of companies of similar size. Upon determining a range of acquisition values for Darlington, Triangle reduced this valued by an amount equivalent to the merger premium a shareholder would reasonably expect to receive upon the sale of a company. By observing merger premiums paid in other acquisitions of publicly traded banks, Triangle was able to estimate a range of merger premiums appropriate for this analysis. By reducing the acquisition value of Darlington by an expected merger premium, Triangle was able to estimate a range of minority interest values for Darlington. Since only a small percentage of Darlington's common stock will be repurchased and the voting control of Darlington is not materially changed as a result of the Reorganization, the minority interest standard of value is the appropriate standard of value in the Reorganization.

     Triangle focused on commercial bank transactions announced within two years of July 2, 2004 according to SNL Financial, LC where the selling bank had less than $70 million in assets. Triangle found that 114 mergers had been announced that met these criteria. The table below details the summary pricing information from these deals and implied valuations based on the financial condition of Darlington as of March 31, 2004. The implied acquisition value ranged from $34.00 per share to $47.00 per share.

-------------------------------------------------------------------------
               NATIONWIDE ACQUISITION PRICING OF SMALL BANKS

                                   1ST QUARTILE    MEDIAN    3RD QUARTILE
                                       (1)           (1)          (1)

Price / Book Value                        135%       161%            190%

Price / Tangible Book Value               138%       163%            190%

Price / LTM Reported EPS                 15.1x      19.3x           25.8x

Premium to Tangible Book Value            5.0%       8.0%           11.8%
 / Core Deposits
-------------------------------------------------------------------------

-------------------------------------------------------------------------
                    IMPLIED PRICING FOR DARLINGTON CO. (2)

Price / Book Value              $       33.31   $  39.77   $       46.90

Price / Tangible Book Value     $       34.12   $  40.35   $       46.89

Price / LTM Reported EPS        $       27.77   $  35.46   $       47.50

Premium to Tangible Book Value  $       35.03   $  41.06   $       48.94
 / Core Deposits

-------------------------------------------------------------------------

MEDIAN                          $       33.72   $  40.06   $       47.20

INDICATED ACQUISITION RANGE     $       34.00              $       47.00

-------------------------------------------------------------------------

(1) First quartile, median, and third quartile for acquisitions of commercial banks with $70 million in assets or less announced between July 2, 2002 and July 2, 2004 based on the data according to SNL Financial, LC.

(2)  Based on the financial condition of Darlington as of 3/31/2004.

     Triangle studied the premium to trading prices paid in bank merger transactions announced in (i) the past 90 days, (ii) the last year and (iii) the last two years as of July 2, 2004 according to SNL Financial, LC. From the results of this analysis, Triangle concluded that Darlington could expect a merger premium 30% - 40% above its fair value. The table below summarizes the findings of Triangle's analysis.

                   MERGER PREMIUMS OF PUBLICLY TRADED BANKS
                        LAST 90 DAYS     LAST 12 MONTHS     LAST 24 MONTHS
                        ------------     --------------     --------------
                              PREMIUM           PREMIUM            PREMIUM
                                OVER              OVER               OVER
                              TRADING           TRADING            TRADING
                       DEALS   PRICE    DEALS    PRICE     DEALS    PRICE
                         #       %        #        %         #        %
  Banks < $50mm            0        NA      0          NA      1        NM
  Banks $50 < $100mm       1        19      5          39      7        39
  Banks $100 < $250mm      4        34     15          36     22        37
  Banks $250 < $500mm      2        46      8          46     15        39
  Banks $500mm < $1b                38      8          15     14        22
  Banks $1b < $5b                   24     14          19     19        20
  Banks $5b < $10b         0        NA      1          13      1        13
  Banks $10b < $25b        1        19      2          17      3        19
  Banks $25b < $50b        1        25      2          12      2        12
  Banks $50b +             1        20      3          20      3        20

High                                46                 46               39
Median                              24                 19               20
Low                                 19                 12               12

     Triangle calculated a range of fair values by subtracting the indicated merger premium from the indicated range of acquisition value. This study suggested that Darlington had a fair value between $24.00 and $36.00. The table below details these results.

-------------------------------------------------------------
                   Estimate of Acquisition Value
-------------------------------------------------------------
Merger      $34.00    $ 37.00    $ 40.00    $ 43.00    $47.00
Premium
-------------------------------------------------------------
30%         $26.15    $ 28.46    $ 30.77    $ 33.08    $36.15
-------------------------------------------------------------
35%         $25.19    $ 27.41    $ 29.63    $ 31.95    $34.81
-------------------------------------------------------------
40%         $24.29    $ 26.43    $ 28.57    $ 30.71    $33.57
-------------------------------------------------------------

     No company used by Triangle as a comparison in the above analyses is identical to Darlington, and no other transaction is identical to the Reorganization. Accordingly, an analysis of the results of the foregoing is not purely mathematical; rather, such analyses involve complex considerations and judgments concerning differences in financial markets and operating characteristics of the companies and other factors that could affect the public trading volume of the companies to which Darlington is being compared.

     In addition, the summary set forth above includes a variety of the material factors considered by Triangle in developing its opinion. However, the preparation of such a fairness opinion involves various determinations, which are not readily susceptible to a summary description. Triangle believes that its analyses must be considered as a whole and that selecting portions of its analysis and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. As a whole, these various analyses contributed to Triangle's opinion that the Reorganization is fair from a financial point of view to Darlington shareholders, including those shareholders who will receive cash in the Reorganization and those shareholders who will remain shareholders after the Reorganization.

     The full text of Triangle's opinion, which sets forth many of the assumptions made, procedures followed, matters considered and limits on the review undertaken, is attached as Appendix C to this Proxy Statement. The
                                       ----------
description of the Triangle opinion set forth herein is qualified in its entirety by reference to Appendix C and the text of the fairness opinion letter.
                         ----------
The Triangle opinion is provided for the information of Darlington shareholders in part because it was provided to the Board of Directors of Darlington in connection with its consideration of the Reorganization.

                            INFORMATION REGARDING THE
                         SPECIAL MEETING OF SHAREHOLDERS


TIME  AND  PLACE  OF  MEETING

     We are soliciting proxies through this Proxy Statement for use at a special meeting of Darlington shareholders. The special meeting will be held at __________ on __________, 2004, at Darlington County Bank, 202 Cashua Street, Darlington, South Carolina.

RECORD  DATE  AND  MAILING  DATE

     The close of business on __________, 2004, is the record date for the determination of shareholders entitled to notice of and to vote at the special meeting. We first mailed the Proxy Statement and the accompanying form of proxy to shareholders on or about ____________, 2004.

NUMBER  OF  SHARES  OUTSTANDING

     As of the close of business on the record date, Darlington had 1,000,000 shares of common stock, $.01 par value, authorized, of which __________ shares were issued and outstanding. Each outstanding share is entitled to one vote on all matters presented at the meeting. Darlington also has 200,000 shares of preferred stock, no par value, authorized, but no shares of such stock are outstanding or were outstanding on the record date.

PURPOSE  OF  SPECIAL  MEETING

     The purpose of the special meeting is for shareholders to vote on an Agreement and Plan of Reorganization (the "Plan") providing for the merger of Darlington Interim Corporation with and into Darlington, with Darlington surviving the merger and the holders of fewer than 100 shares of Darlington common stock receiving $31.00 in cash in exchange for each of their shares of such stock. The text of the Plan is set forth in Appendix A to the enclosed
                                                      ----------
Proxy Statement. The Reorganization is designed to take Darlington private by reducing its number of shareholders of record below 300. Shareholders will also vote on a proposal to allow the special meeting to be adjourned to another time and date in the event such action is necessary for the board of directors to solicit additional proxies or attendance at the meeting.

DISSENTERS' RIGHTS

     Shareholders are entitled to dissenters' rights in connection with the Plan. See "Description of the Plan-Dissenters' Rights."

PROCEDURES  FOR  VOTING  BY  PROXY

     If you properly sign, return and do not revoke your proxy, the persons appointed as proxies will vote your shares according to the instructions you have specified on the proxy. If you sign and return your proxy but do not specify how the persons appointed as proxies are to vote your shares, your proxy will be voted FOR the approval of the Plan, FOR the adjournment proposal and in the best judgment of the persons appointed as proxies on all other matters properly brought before the special meeting.

     You can revoke your proxy at any time before it is voted by delivering to Darlington's Corporate Secretary, at 202 Cashua Street, Darlington, South Carolina 29532, either a written revocation of the proxy or a duly signed proxy bearing a later date or by attending the special meeting and voting in person.

REQUIREMENTS  FOR  SHAREHOLDER  APPROVAL

     A quorum will be present at the meeting if a majority of the outstanding shares of Darlington common stock are represented in person or by valid proxy. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists. Approval of the Plan requires the affirmative vote of two-thirds of the votes entitled to be cast on the Plan. The adjournment proposal and any other matter that may properly come before the special meeting requires that more shares be voted in favor of the matter than are voted against the matter. As of June 30, 2004, Darlington's directors and executive officers owned, directly or indirectly, 22,513, representing approximately 14.25%, of the outstanding shares of common stock as of that date. Each of the directors and executive officers has indicated that he intends to vote his shares in favor of the Plan and the adjournment proposal.

     Abstentions. A shareholder who is present in person or by proxy at the special meeting and who abstains from voting on any or all proposals will be included in the number of shareholders present at the special meeting for the purpose of determining the presence of a quorum. Abstentions do not count as votes in favor of or against a given matter. Based on the 158,000 shares outstanding as of the record date, a quorum will consist of 79,001 shares represented either in person or by proxy. This also represents the minimum number of votes required to be cast in favor of the Plan in order to approve it. Assuming only the minimum number of shares necessary to constitute a quorum are present in person or by proxy at the special meeting, and assuming one of those shares is subject to a proxy marked as an abstention, the Plan proposal would not pass because it would not have received the affirmative vote of a majority of the votes entitled to be cast at the meeting. As a result, such an abstention would effectively function as a vote against the Plan, even though it would not be counted in the voting tally as such. On the other hand, abstentions will not affect the outcome of any other proposal properly brought before the meeting because only a majority of the votes actually cast must be voted in favor of such a proposal.

     Broker Non-Votes. Brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. Proxies that contain a broker vote on one or more proposal but no vote on others are referred to as "broker non-votes" with respect to the proposal(s) not voted upon. Broker non-votes are included in determining the presence of a quorum. A broker non-vote, however, does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority. Based on the same reasoning that applies to abstentions as discussed above, broker non-votes will effectively function as votes against the Plan but will not affect the outcome of any other proposal(s) at the special meeting.

SOLICITATION OF PROXIES

     Proxies are being solicited by our board of directors, and Darlington will pay the cost of the proxy solicitation. In addition, our directors, officers and employees may, without additional compensation, solicit proxies by personal interview, telephone, fax, or otherwise. We will direct brokerage firms or other custodians, nominees or fiduciaries to forward our proxy solicitation material to the beneficial owners of common stock held of record by these institutions and will reimburse them for the reasonable out-of-pocket expenses they incur in connection with this process.

                             DESCRIPTION OF THE PLAN


THE REORGANIZATION

Structure

     The Plan provides for the merger of Darlington Interim Corporation ("Interim") with and into Darlington, with Darlington surviving the merger. Interim is a new South Carolina corporation formed solely to effect the Reorganization. In the Reorganization, shareholders owning fewer than 100 shares of Darlington common stock will receive $31.00 in cash for each share that they own as of the date of the special shareholders' meeting. All other shares will remain outstanding and be unaffected by the Reorganization.

     Because the purpose of Reorganization is to reduce the number of shareholders of record below 300, the Plan permits our board of directors to increase the 100-share threshold prior to the date of the special shareholders' meeting to the extent necessary to ensure that the number of record shareholders will be less than 300 upon effectiveness of the Reorganization. If such action is necessary, we will notify our shareholders through a supplement to this Proxy Statement and will postpone the special shareholders' meeting to the extent necessary to allow shareholders to consider such action and change their votes if they so desire.

Determination of Shares Held of Record

     A shareholder who owns fewer than 100 shares of Darlington common stock "of record" will receive $31.00 per share in cash in the Reorganization, while a record holder of 100 shares of more will be unaffected. A shareholder "of record" is the shareholder whose name is listed on the front of the stock certificate, regardless of who ultimately has the power to vote or transfer the shares. For example, four separate certificates issued to a shareholder individually, as a joint tenant with someone else, as trustee, and in an IRA represent shares held by four different record holders, even though a single shareholder might control the voting or transfer of all of the shares. Because SEC rules require that we count "record holders" for purposes of determining our reporting obligations, the Plan is based on the number of shares held of record without regard to the ultimate control of the shares. As a result, a single shareholder with 100 or more shares held in various accounts could receive cash in the Reorganization for all of his or her shares if those accounts individually hold fewer than 100 shares. To avoid this, the shareholder would need to consolidate his or her ownership into a single certificate representing 100 or more shares. The acquisition of additional shares prior to the effective date of the Reorganization is also permitted.

Legal Effectiveness

     As soon as practicable after shareholder approval of the Plan, we will file articles of merger with the South Carolina Secretary of State and will send a Letter of Transmittal to all record holders of Darlington common stock who are entitled to receive cash in the Reorganization. The Reorganization will be effective upon filing of the articles or certificate of merger with the South Carolina Secretary of State. We anticipate that this will occur in the fourth quarter of 2004.

     On the effective date of the Reorganization, each shareholder who owns fewer than 100 shares of record immediately prior to the Reorganization will not have any rights as a Darlington shareholder and will have only the right to receive cash as provided under the Plan.

Exchange of Stock Certificates for Cash

     The Letter of Transmittal will provide the means by which shareholders will surrender their Darlington stock certificates and obtain the cash to which they are entitled. If certificates evidencing the Darlington common stock have been lost or destroyed, Darlington may, in its full discretion, accept a duly executed affidavit and indemnity agreement of loss or destruction in a form satisfactory to Darlington in lieu of the lost or destroyed certificate. If a certificate is lost or destroyed, the shareholder may be required to submit, in addition to other documents, a bond or other security, satisfactory to the board, indemnifying Darlington and all other persons against any losses occurred as a consequence of the issuance of a new stock certificate. Shareholders whose certificates have been lost or destroyed should contact Darlington. Additional instructions regarding lost or destroyed stock certificates will be included in the Letter of Transmittal that will be sent to shareholders after the Reorganization becomes effective.

     Except as described above with respect to lost stock certificates, there will be no service charges or costs payable by shareholders in connection with the exchange of their certificates for cash in the Reorganization. Darlington will bear these costs.

     THE LETTER OF TRANSMITTAL WILL BE SENT TO SHAREHOLDERS PROMPTLY AFTER THE EFFECTIVE DATE OF THE REORGANIZATION. DO NOT SEND IN YOUR STOCK CERTIFICATE(S) UNTIL YOU HAVE RECEIVED THE LETTER OF TRANSMITTAL.

Conditions and Regulatory Approvals

     Aside from shareholder approval of the Plan, the Reorganization is not subject to any conditions or regulatory approvals.

Termination of Securities Exchange Act Registration

     Darlington's common stock is currently registered under the Securities Exchange Act. We will be permitted to terminate our registration once we can certify that Darlington has fewer than 300 shareholders of record. Upon the completion of the Reorganization, Darlington will have approximately 278 shareholders of record. We intend to apply for termination of the registration of Darlington's common stock under the Securities Exchange Act as promptly as possible after the effective date of the Reorganization.

     Termination of registration under the Securities Exchange Act will substantially reduce the information required to be furnished by Darlington to its shareholders and to the Securities and Exchange Commission and would make some of the provisions of the Securities Exchange Act, such as the short-swing profit provisions of Section 16, the requirement of furnishing a proxy or information statement in connection with shareholder meetings under Section 14(a) and required compliance with the Sarbanes-Oxley Act, no longer applicable to Darlington. Furthermore, Darlington's affiliates may be deprived of the ability to dispose of their Darlington common stock under Rule 144 promulgated under the Securities Act of 1933.

     We estimate that termination of the registration of Darlington common stock under the Securities Exchange Act will save Darlington over $100,000 per year in legal, accounting, printing, management time and other expenses per year. See "Special Factors-Effects of the Reorganization on Darlington."

SOURCE OF FUNDS AND EXPENSES

     We estimate that approximately $161,355 will be required to pay for the shares of Darlington common stock exchanged for cash in the Reorganization. We intend to finance the Reorganization with available cash. At June 30, 2004, we had approximately $4.1 million in cash and cash equivalents.

     Additionally, Darlington will pay all of the expenses related to the Reorganization. We estimate that these expenses will be as follows:

          SEC filing fees                    $             32
          Legal fees                                   35,000
          Accounting fees                                 500
          Financial advisory fees                      22,000
          Printing costs                                4,000
          Other                                           468
                                             ----------------
                  Total                      $         62,000
                                             ================


DISSENTERS' RIGHTS

     Pursuant to the provisions of the South Carolina Code, Darlington's shareholders have the right to dissent from the Plan and to receive the fair value of their shares in cash. THIS VALUE MAY BE MORE OR LESS THAN THE $31.00 PER SHARE THAT WE ARE PAYING IN THE REORGANIZATION. Holders of Darlington common stock who fulfill the requirements described below will be entitled to assert dissenters' rights.

     Pursuant to the provisions of Sections 33-13-101 et seq. of the South Carolina Code, if the Reorganization is consummated, you must:

     - give to Darlington, prior to the vote at the special meeting with respect to the approval of the Plan, written notice of your intent to demand payment for your shares of Darlington common stock (hereinafter referred to as "shares") if the proposed action is effected;

     -    not  vote  in  favor  of  the  Plan;  and

     - comply with the statutory requirements summarized below. If you perfect your dissenters' rights, you will receive the fair value of your shares as of the effective date of the Reorganization.

     You may assert dissenters' rights as to fewer than all of the shares registered in your name only if you dissent with respect to all shares beneficially owned by any one beneficial shareholder and you notify Darlington in writing of the name and address of each person on whose behalf you are asserting dissenters' rights. The rights of a partial dissenter are determined as if the shares as to which that holder dissents and that holder's other shares were registered in the names of different shareholders.

     Voting against the Plan will not satisfy the written demand requirement. In addition to not voting in favor of the Plan, if you wish to preserve the right to dissent and seek appraisal, you must give a separate written notice of your intent to demand payment for your shares if the Reorganization is effected. Any shareholder who returns a signed proxy but fails to provide instructions as to the manner in which such shares are to be voted will be deemed to have voted in favor of the Plan and will not be entitled to assert dissenters' rights.

     Any written objection to the Plan satisfying the requirements discussed above should be addressed to Darlington Bancshares, Inc., 202 Cashua Street, Darling, South Carolina 29532, Attention: Henry M. Funderburk, III, President and Chief Executive Officer.

     If the shareholders of Darlington approve the Plan at the special meeting, Darlington must deliver a written dissenters' notice (the "Dissenters' Notice") to all of its shareholders who satisfied the foregoing requirements. The Dissenters' Notice must be sent within 10 days after the effective date of the Reorganization and must:

     - state where dissenting shareholders should send the demand for payment and where and when dissenting shareholders should deposit certificates for the shares;

     - inform holders of uncertificated shares to what extent transfer of these shares will be restricted after the demand for payment is received;

     - supply holders with a form for demanding payment that includes the date of the first announcement of the terms of the Plan and requires the holder (or the beneficial shareholder on whose behalf he is asserting dissenters' rights) to certify whether or not he acquired beneficial ownership of the shares prior to the announcement date;

     -    set  a  date  by  which Darlington must receive the demand for payment
          (which date may not be fewer than 30 nor more than 60 days after the Dissenters' Notice) is delivered and set a date by which certificates for certificated shares must be deposited, which may not be earlier than 20 days after the demand date; and

     - be accompanied by a copy of Sections 33-13-101 et seq. of the South Carolina Code.

     A record shareholder who receives the Dissenters' Notice must demand payment, certify whether he (or the beneficial shareholder on whose behalf he is asserting dissenters' rights) acquired beneficial ownership of the shares before the date set forth in the dissenters' notice pursuant to Section 33-13-220(b)(3) of the South Carolina Code and deposit such holder's certificates in accordance with the Dissenters' Notice. Dissenting shareholders will retain all other rights of a shareholder until those rights are canceled or modified by the consummation of the Reorganization. A shareholder who does not comply substantially with the requirements that he demand payment and deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under Sections 33-13-101 et seq. of the South Carolina Code

     Except as described below, Darlington must upon the effective date of the Reorganization, or upon receipt of a payment demand, pay each dissenting shareholder who substantially complied with the payment demand and deposit requirements described above the amount Darlington estimates to be the fair value of the shares, plus accrued interest from the effective date of the Plan. Darlington's offer of payment under Section 33-13-250 of the South Carolina Code must be accompanied by:

     -    recent financial statements of Darlington;

     - Darlington's estimate of the fair value of the shares and an explanation of how the fair value was calculated;

     -    an explanation of how the interest was calculated;

     - a statement of the dissenter's right to demand additional payment under the South Carolina Code; and

     -    a copy of Sections 33-13-101 et seq. of the South Carolina Code.

     If the Reorganization is not consummated within 60 days after the date set forth demanding payment and depositing share certificates, Darlington must return the deposited certificates and release the transfer restrictions imposed on uncertificated shares. Darlington must send a new Dissenters' Notice if the Reorganization is consummated after the return of certificates and repeat the payment demand procedure described above.

     Section 33-13-280 of the South Carolina Code provides that a dissenting shareholder may notify Darlington in writing of his or her own estimate of the fair value of such holder's shares and the interest due, and may demand payment of such holder's estimate (less any payment made under the procedure described above), if:

     - he or she believes that the amount paid by Darlington is less than the fair value of his or her shares or that Darlington has calculated incorrectly the interest due;

     - Darlington fails to make payment under Section 33-13-250 within 60 days after the date set for demanding payment; or

     - Darlington, having failed to consummate the Reorganization, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

     A  dissenting  shareholder  waives his or her right to demand payment under
Section 33-13-280 unless he or she notifies Darlington of his or her demand in writing within 30 days after Darlington makes or offers payment for his or her shares.

     If a demand for payment under Section 33-13-280 remains unsettled, Darlington must commence a nonjury equity valuation proceeding in the Court of Common Pleas of Darlington County, South Carolina, within 60 days after receiving the payment demand and must petition the court to determine the fair value of the shares and accrued interest. If Darlington does not commence the proceeding within those 60 days, the South Carolina Code requires Darlington to pay each dissenting shareholder whose demand remains unsettled the amount demanded. Darlington is required to make all dissenting shareholders whose demands remain unsettled parties to the proceeding and to serve a copy of the petition upon each of them. The court may appoint appraisers to receive evidence and to recommend a decision on fair value. Each dissenting shareholder made a party to the proceeding is entitled to judgment for the fair value of such holder's shares plus interest to the date of judgment.

     The court in an appraisal proceeding commenced under the foregoing provision must determine the costs of the proceeding, excluding fees and expenses of attorneys and experts for the respective parties, and must assess those costs against Darlington, except that the court may assess the costs against all or some of the dissenting shareholders to the extent the court finds they acted arbitrarily, capriciously, or not in good faith in demanding payment under Section 33-13-280. The court also may assess the fees and expenses of attorneys and experts for the respective parties against Darlington if the court finds Darlington did not substantially comply with the requirements of specified provisions of the

South Carolina Code, or against either Darlington or a dissenting shareholder if the court finds that such party acted arbitrarily, capriciously, or not in good faith with respect to the dissenters' rights provided by the South Carolina Code.

     If the court finds that the services of attorneys for any dissenting shareholder were of substantial benefit to other dissenting shareholders similarly situated, and that the fees for those services should be not assessed against Darlington, the court may award those attorneys reasonable fees out of the amounts awarded the dissenting shareholders who were benefited. In a proceeding commenced by dissenters to enforce the statutory liability of Darlington in the event Darlington fails to commence an appraisal within the sixty day period described above, the court will assess costs of the proceeding and fees and expenses of dissenters' counsel against the corporation.

     This is a summary of the material rights of a dissenting shareholder and is qualified in its entirety by reference to Section 33-13 of the South Carolina Business Corporation Act, included as Appendix B to this Proxy Statement. If
                                         ----------
you intend to dissent from approval of the Plan, you should review carefully the text of Appendix B and should also consult with your attorney. We will not give
        ----------
you any further notice of the events giving rise to dissenters' rights or any steps associated with perfecting dissenters' rights, except as indicated above or otherwise required by law.

     We have not made any provision to grant you access to any of the corporate files of Darlington, except as may be required by the South Carolina Business Corporation Act, or to obtain legal counsel or appraisal services at the expense of Darlington.

     Any dissenting shareholder who perfects his or her right to be paid the "fair value" of his or her shares will recognize taxable gain or loss upon receipt of cash for such shares for federal income tax purposes. See "Special Factors-Federal Income Tax Consequences of the Reorganization."

                 INFORMATION ABOUT DARLINGTON AND ITS AFFILIATES


DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of Darlington after the Reorganization will be the same as the directors and executive officers of Darlington immediately prior to the Reorganization. The board of directors consists of 10 members with staggered three-year terms. The following table shows information regarding the members of our board of directors and executive officers. The ages shown are as of June 30, 2004.

                                     TERM EXPIRES IN 2005

                               DIRECTOR
NAME (AGE)                      SINCE             POSITIONS AND BUSINESS INFORMATION
-----------------------------  --------  -----------------------------------------------------

W. Edwin Dargan (59)               1999  Mr. Dargan has engaged in a farming operation in
                                         Darlington County, South Carolina for over 25 years.

Albert L. James, III (60)          1997  Mr. James has been an attorney in private practice in
                                         Darlington, South Carolina for over 25 years.

W. B. McCown, III (65)             1986  Mr. McCown served as Darlington's President and
                                         Chief Executive Officer from 1986 through 2003.


                                     TERM EXPIRES IN 2006

                               DIRECTOR
NAME (AGE)                       SINCE   POSITIONS AND BUSINESS INFORMATION
-----------------------------  --------  -----------------------------------------------------

Hubert C. Baker (62)               1998  Dr. Baker has been a dentist in practice with Askins
                                         & Baker, P.A., Darlington, South Carolina for over
                                         25 years.

G. Clyde Scott (66)                1986  Mr. Scott has served as President of Darlington
                                         Machinery Co., Inc., a hardware store and machine
                                         shop located in Darlington, South Carolina, for over
                                         10 years.

Eugene A. Vaughan (54)             1986  Mr. Vaughan has been with Vaughan Insurance
                                         Agency, Inc., an insurance agency located in
                                         Darlington, South Carolina, for 25 years, serving as
                                         President for over five years.

Henry M. Funderburk, III (53)      2003  Mr. Funderburk has served as Executive Vice
                                         President of Darlington County Bank since 1989 and
                                         has served as Darlington's President and Chief
                                         Executive Officer since January 1, 2004.


                                       34

                                     TERM EXPIRES IN 2007

                               DIRECTOR
NAME (AGE)                       SINCE   POSITIONS AND BUSINESS INFORMATION
-----------------------------  --------  -----------------------------------------------------

Raymond Galloway (83)              1986  Mr. Galloway has engaged in farming operations in
                                         Darlington County, South Carolina for over 50 years.

R. E. Goodson, Sr. (89)            1986  Mr. Goodson has served as the Chairman of the
                                         Board of R. E. Goodson Construction Co., Inc., a
                                         construction company located in Darlington, South
                                         Carolina, for over 50 years.

Charles G. Howard (66)             1997  Mr. Howard has been the President of Chase Oil
                                         Company, Inc. a fuel distribution in the Pee Dee
                                         region of South Carolina, for over 10 years.

     During the past five years, none of the above named persons has been convicted in a criminal proceeding or has been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining him from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

STOCK  OWNERSHIP  BY  AFFILIATES

     The following table sets forth the number and the percentage ownership of shares of Darlington common stock beneficially owned by each director and executive officer of Darlington and by all current directors and executive officers as a group as of June 30, 2004. Except for Mr. Scott, we are unaware of any shareholder who owns more than five percent of our outstanding shares of common stock.

     The table also sets forth the number and approximate percentage of shares of Darlington common stock that the persons named in the table would beneficially own after the effective date of the Reorganization on a pro forma basis, assuming no changes in ownership between June 30, 2004 and the effective date of the Reorganization.

     Under SEC rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power" which includes the power to dispose or to direct the disposition of such security. The number of shares beneficially owned also includes any shares the person has the right to acquire within the next 60 days. Unless otherwise indicated, each person is the record owner of and has sole voting and investment power over his or her shares.

                                                               Percent Beneficial Ownership
                                                              ------------------------------
                                       Amount and Nature of     Before the      After the
Name                                   Beneficial Ownership   Reorganization  Reorganization
-------------------------------------  ---------------------  --------------  --------------
Hubert C. Baker                                   1,000  (1)               *               *
W. Edwin Dargan                                     400                    *               *
Henry M. Funderburk, III                            696  (2)               *               *
Raymond Galloway                                  1,770                  1.1             1.2
R. E. Goodson, Sr                                   100                    *               *
Charles G. Howard                                 2,745  (3)             1.7             1.8
Albert L. James, III                                430                    *               *
W. B. McCown, III                                 2,300  (4)             1.5             1.5
G. Clyde Scott                                    9,777  (5)             6.1             6.4
Eugene A. Vaughan                                 3,295  (6)             2.1             2.2

All directors and executive officers             22,513                14.25           14.73
as a group (10 persons)

_______________________________
*    Represents  less  than  1  percent.

(1) Includes 300 shares held of record by Dr. Baker's spouse's individual retirement account.

(2) Includes 696 shares held of record by Mr. Funderburk's individual retirement account.

(3) Includes 2,000 shares held of record by Mr. Howard's individual retirement account.

(4) Includes 2,000 shares held of record by Mr. McCown's individual retirement account.

(5) Includes 2,017 shares held by Mr. Scott's spouse and 4,995 shares held by Darlington Machinery, Inc. of which Mr. Scott is a majority shareholder and president. Mr. Scott disclaims beneficial ownership of 31% of the shares owned by Darlington Machinery, Inc.

(6) Includes 195 shares held of record by Mr. Vaughan's spouse's individual retirement account.

RECENT  AFFILIATE  TRANSACTIONS  IN  DARLINGTON  STOCK

     The following table shows all transactions in Darlington common stock involving Darlington and its executive officers, directors and affiliates during the past two years or since becoming an affiliate, whichever is later. All of these transactions were private purchases from other Darlington shareholders. Darlington has never repurchased any of its outstanding shares of common stock.

          Name                   Date    No of Shares  Price per Share
------------------------------  -------  ------------  ----------------

Albert L. James, III             4/6/04            70  $          24.14
                                2/14/03            80             23.39

W. B. McCown, III                4/3/03           200             23.39

Carolyn A. Scott                2/14/03         1,000             23.39

G. Clyde Scott                  3/15/04            10             24.16
                                2/18/04            80             24.14

Vaughan Insurance Agency, Inc.  2/14/03         2,000             23.39

RELATED PARTY TRANSACTIONS

     Other than ordinary lending transactions between Darlington County Bank on standard commercially available terms, made in compliance with Federal Reserve Regulation O, there have been no transactions since June 30, 2002 between the Company and any current affiliate involving more than $60,000 or 1% of Darlington's revenues for the year or, if in 2004, the first 6 months of the year.

MARKET  FOR  COMMON  STOCK

     There is not an organized trading market for Darlington's common stock, and we do not expect that an active market for Darlington common stock will develop after the Reorganization. The common stock has never been listed on an exchange or quotation system. To our knowledge, our stock has traded at prices ranging from $23.39 to $25.75 per share since June 30, 2002. We will not take any steps to cause the shares of Darlington common stock to become eligible for trading on an exchange or automated quotation system after the Reorganization, and Darlington will not be required to file reports under the Securities Exchange Act of 1934.

DESCRIPTION  OF  COMMON  STOCK

     Pursuant to the Plan, the articles of incorporation of Darlington will be the articles of incorporation of the surviving corporation. The surviving corporation's authorized capital will consist of 1,000,000 shares of voting common stock, $0.01 par value, and 200,000 shares of preferred stock, no par value.

     As  of  the  record  date,  158,000  shares of Darlington common stock were issued and outstanding and were held of record by approximately 487 shareholders. We estimate that the number of shares of Darlington common stock outstanding after the Reorganization will be approximately 152,795. The exact change in the number of outstanding shares will depend on the number of shares that shareholders exchange for cash. As of the record date, no shares of Darlington preferred stock were issued and outstanding.

     The rights of Darlington shareholders will be governed by the South Carolina Business Corporation Act and Darlington's articles of incorporation and bylaws. Darlington's articles of incorporation require the affirmative vote of 80% of the shares entitled to vote in order to approve a merger between Darlington and another corporation unless two-thirds of the directors have approved the transaction and recommended it unconditionally to the shareholders. Because this condition has been fulfilled, and because Darlington's bylaws do not provide for a higher vote, the provisions of the South Carolina Code requiring approval of a merger by two-thirds of the votes entitled to be cast will govern the approval of the Plan.

     Generally, we may issue additional shares of Darlington common stock without regulatory or shareholder approval, and common stock may be issued for cash or other property. The common stock will not be subject to liability for further calls or assessments by Darlington or its subsidiary bank and will not be subject to any redemption, sinking fund or conversion provisions.

     Holders of Darlington common stock will be entitled to one vote per share on all matters requiring a vote of shareholders. The holders of shares of Darlington common stock will be entitled to dividends and other distributions as and when declared by the Board of Directors out of legally available assets. Darlington may pay dividends in cash, property or shares of common stock, unless Darlington is insolvent or the dividend payment would render it insolvent.

     Darlington's bylaws contain indemnification provisions that require it to indemnify directors who are parties to a proceeding by reason of the fact that they were or are directors of Darlington against liability incurred in the proceeding to the fullest extent permitted by law. Directors are also entitled to have Darlington advance funds for expenses prior to the final disposition of the proceeding to the fullest extent permitted by law. The board of directors may grant indemnification rights or advance expenses to other Darlington employees and agents to the fullest extent of the corresponding bylaw provisions relating to the indemnification of directors.

DIVIDEND  POLICY

     The holders of shares of Darlington common stock will be entitled to dividends and other distributions as and when declared by the board of directors out of assets legally available therefor. Dividends may be paid in cash, property or shares of common stock unless Darlington is insolvent or the dividend payment would render it insolvent. Darlington paid an annual cash dividend of $1.00 per share on January 1, 2004, 2003 and 2002 and plans to continue this dividend policy after the Reorganization.

     Our ability to pay cash dividends is influenced, and in the future could be further influenced, by bank regulatory policies or agreements and by capital guidelines. Accordingly, the actual amount and timing of future dividends, if any, will depend upon, among other things, future earnings, the financial condition of Darlington County Bank and Darlington, the amount of cash on hand at the holding company level, outstanding debt obligations and limitations on the payment of dividends on any debt obligations, and the requirements imposed by regulatory authorities.

                       SELECTED HISTORICAL FINANCIAL DATA


     The following selected historical financial data is derived from, and qualified by reference to, Darlington's Consolidated Financial Statements and the Notes thereto included in its Annual Report on Form 10-KSB for the year ended December 31, 2003 and its Quarterly Report on Form 10-QSB for the quarter ended June 30, 2004. You should read the selected financial data set forth below in conjunction with the foregoing financial statements and notes and in the context of "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the reports listed above. For information on how to obtain copies of these reports, see "Where You Can Find More Information" and "Documents Incorporated by Reference" elsewhere in this Proxy Statement.

                                              --------------------------
     (In thousands except per share data)       2003     2002     2001
                                              --------  -------  -------

     Net interest income                      $  1,408    1,358    1,226
     Provision for loan losses                     108       70       60
     Noninterest income                            351      380      336
     Noninterest expense                         1,258    1,196    1,143
     Income taxes                                  139      151      109
     Net earnings                             $    254      321      250

     PER COMMON SHARE
     Basic earnings per share                 $   1.61     2.03     1.59
     Diluted earnings per share                   1.61     2.03     1.59
     Cash dividends declared                      1.00     1.00     1.00
     Book value                               $  25.15    24.97    23.38

     AT YEAR END
     Loans, net                               $ 20,328   18,809   17,425
     Earning assets                             33,111   27,997   29,532
     Assets                                     35,643   30,268   31,173
     Deposits                                   31,569   26,204   27,359
     Stockholders' equity                     $  3,973    3,946    3,694
     Common shares outstanding                 158,000  158,000  158,000

     AVERAGE BALANCES
     Loans                                    $ 19,883   18,468   18,047
     Earning assets                             31,061   28,523   28,004
     Assets                                     33,281   30,830   30,429
     Deposits                                   29,277   26,940   26,678
     Stockholders' equity                     $  3,856    3,747    3,635
     Weighted average shares outstanding       158,000  158,000  158,000

     KEY PERFORMANCE RATIOS
     Return on average assets                      .76     1.04      .82
     Return on average stockholders' equity       6.59     8.57     6.89
     Dividend payout ratio                       62.10    49.19    63.09
     Average equity to average assets            11.59    12.15    11.95

                                                      For the Six Months
                                                         Ended June 30,
                                                     ---------------------
(In thousands except per share data)                     2004      2003
                                                     -----------  --------

Net interest income                                  $       732       681
Provision for loan losses                                     36        42
Noninterest income                                           189       193
Noninterest expense                                          615       633
Income taxes                                                  90        65
Net earnings                                         $       180       134

PER COMMON SHARE
Basic earnings per share                             $      1.14      0.84
Diluted earnings per share                                  1.14      0.84
Cash dividends declared                                     1.00      1.00
Book value                                           $     23.93     24.75

AT PERIOD END
Loans, net                                           $    19,486    19,357
Earning assets                                            33,395    29,763
Assets                                                    36,134    32,313
Deposits                                                  32,275    28,322
Stockholders' equity                                 $     3,781     3,911
Common shares outstanding                                158,000   158,000

AVERAGE BALANCES
Loans                                                $    19,977    19,075
Earning assets                                            34,449    29,362
Assets                                                    36,857    31,689
Deposits                                                  32,877    27,651
Stockholders' equity                                 $     3,863     3,881
Weighted average shares outstanding                      158,000   158,000

KEY PERFORMANCE RATIOS
Return on average assets (annualized)                        .98       .85
Return on average stockholders'
  equity (annualized)                                       9.32      6.91
Dividend payout ratio (annualized)                         43.89     58.96
Average equity to average assets                           10.48     12.25

                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The following unaudited pro forma consolidated balance sheet as of June 30, 2004 (the "Pro Forma Balance Sheet"), and the unaudited pro forma consolidated statements of operations for the six months ended June 30, 2004, and for the year ended December 31, 2003 (collectively, the "Pro Forma Statements of Operations"), show the pro forma effect of the Reorganization. Pro forma adjustments to the Pro Forma Balance Sheet are computed as if the Reorganization occurred at June 30, 2004, while the pro forma adjustments to the Pro Forma Statements of Operations are computed as if the Reorganization were consummated on January 1, 2003, the earliest period presented. The following financial statements do not reflect any anticipated cost savings that may be realized by Darlington after consummation of the Reorganization.

     The pro forma information does not purport to represent what Darlington's results of operations actually would have been if the Reorganization had occurred on January 1, 2003.

                            DARLINGTON COUNTY BANCSHARES, INC. AND SUBSIDIARY
                                   PRO FORMA CONSOLIDATED BALANCE SHEET
                                              JUNE 30, 2004
                                          (DOLLARS IN THOUSANDS)
                                               (UNAUDITED)


                                                                                               Pro Forma
                                                    Historical         Pro Forma Adjustments    Combined
                                                  --------------       ----------------------  ----------
ASSETS
Cash and due from banks                           $       1,333                                    1,333
Federal funds sold                                        2,783   (3)                   (223)      2,560
                                                  --------------
     Cash and cash equivalents                            4,116                                    3,893
Interest-bearing deposits                                     0                                        0
Securities available for sale                            10,565   (4)                      0      10,565
Other investments                                           561                                      561
Mortgage loans held for sale                                  0                                        0
Loans                                                    19,486                                   19,486
Premises and equipment                                      918                                      918
Other assets                                                488                                      488
                                                  --------------                               ----------
          Total assets                            $      36,134                         (223)     35,911
                                                  ==============                               ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
     Non-interest bearing                         $       5,752                                    5,752
     Interest bearing                                    26,523                                   26,523
                                                  --------------                               ----------
     Total deposits                                      32,275                                   32,275

Accrued expenses and other liabilities                       78                                       78
Federal Home Loan Bank Advances                               0                                        0
Federal funds purchased                                       0                                        0
Other borrowed funds                                          0                                        0
                                                  --------------                               ----------

          Total liabilities                              32,353                                   32,353

Shareholders' equity:
Common stock                                                  2   (1)                      0           2
Additional paid-in capital                                1,618   (2)                   (223)      1,395
Retained earnings                                         2,377                                    2,377
Accumulated other comprehensive income                     (216)                                    (216)
Treasury stock                                                0                                        0

Total stockholders' equity                                3,781                         (223)      3,558
                                                  --------------                               ----------

Total liabilities and equity                      $      36,134                         (223)     35,911
                                                  ==============                               ==========
                                                  Common stock

--------------------------------------------------
(1) Retirement of shares
(2) Issuance of new shares
(3) Reduction of Fed Funds to finance purchase
(4) Reduction of Investments to finance purchase
--------------------------------------------------

Shares outstanding                                      158,000                                  152,795
Book value per share                              $       23.93                                    23.29

See accompanying notes to pro forma consolidated financial statements.

                             DARLINGTON COUNTY BANCSHARES, INC. AND SUBSIDIARY
                         PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   FOR THE SIX MONTHS ENDED JUNE 30, 2004
                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                (UNAUDITED)


                                                        Historical        Pro Forma Adjustments   Pro Forma
                                                        -----------       ----------------------  ---------

Interest income                                         $       896  (1)                     (2)        894
Interest expense                                                164                                     164
                                                        -----------                               ---------
     Net interest income                                        732                                     730

Provision for loan losses                                        36                                      36
Noninterest income                                              189                                     189
Noninterest expense                                             615                                     615
                                                        -----------                               ---------
     Earnings before taxes                                      270                                     268

     Income tax expense                                          90  (2)                     (1)         89

     Net earnings                                       $       180                          (1)        179
                                                        ===========                               =========

(1)  Reduction of interest income on Fed Funds at 1.5%
(2)  Income tax effect of reduced income at 33.3%


Basic earnings per share                                $      1.14                                    1.17
Diluted earnings per share                              $      1.14                                    1.17

Weighted average shares:
     Basic                                                  158,000                                 152,795
     Diluted                                                158,000                                 152,795

See accompanying notes to pro forma consolidated financial statements.

                              DARLINGTON COUNTY BANCSHARES, INC. AND SUBSIDIARY
                               PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                                    FOR THE YEAR ENDED DECEMBER 31, 2003
                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                 (UNAUDITED)


                                                         Historical        Pro Forma Adjustments   Pro Forma
                                                         -----------       ----------------------  ---------

Interest income                                          $     1,783  (1)                     (3)      1,780
Interest expense                                                 375                                     375
                                                         -----------                               ---------
     Net interest income                                       1,408                                   1,405

Provision for loan losses                                        108                                     108
Noninterest income                                               351                                     351
Noninterest expense                                            1,258                                   1,258
                                                         -----------                               ---------
Earnings before income taxes                                     393                                     390

Income tax expense                                               139  (2)                     (1)        138

     Net earnings                                        $       254                          (2)        252
                                                         ===========                               =========

(1)  Reduction of interest income on Fed Funds at 1.15%
(2)  Income tax effect of reduced income at 35.3%

Basic earnings per share                                 $      1.61                                    1.64
Diluted earnings per share                               $      1.61                                    1.64

Weighted average shares:
     Basic                                                   158,000                                 152,795
     Diluted                                                 158,000                                 152,795


See accompanying notes to pro forma consolidated financial statements.

                DARLINGTON COUNTY BANCSHARES, INC. AND SUBSIDIARY
              NOTES TO CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS



(1) The unaudited pro forma consolidated balance sheet as of June 30, 2004 and consolidated statements of operations for the six months ended June 30, 2004 and for the year ended December 31, 2003 have been prepared based on the historical consolidated balance sheets and statements of operations, which give effect to the Reorganization as if it had occurred on the earliest date presented.

(2) In the opinion of management, all adjustments considered necessary for a fair presentation of the financial position and results for the period presented have been included. Adjustments, if any, are normal and recurring nature.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file reports, Proxy Statements and other information with the SEC. Copies of these reports and other information may be inspected and copied at the SEC's public reference facilities located at 450 Fifth Street, NW, Washington, D.C. 20549. Copies of these reports and other information can also be obtained by mail at prescribed rates from the SEC at the address provided above, by telephone from the SEC at 1-800-SEC-0330, or via the SEC's website at www.sec.gov.

     We have a filed a Schedule 13E-3 under the Exchange Act in connection with the Reorganization. This Proxy Statement does not contain all the information contained in the Schedule 13E-3 because certain portions have been omitted in accordance with SEC rules and regulations. The Schedule 13E-3 is available at the SEC for inspection and copying as described above.


                       DOCUMENTS INCORPORATED BY REFERENCE

     SEC rules and regulations allow us to incorporate into this Proxy Statement by reference certain reports and other information, which means that we may disclose important information to you by referring you to another report that we have filed separately with the SEC. The documents incorporated into this Proxy Statement by reference are deemed to be part of this document, except for any information superseded by information contained in, or otherwise incorporated by reference into, this document. This Proxy Statement hereby incorporates by reference the reports listed below, which we have previously filed with the SEC, provided that any reference to any claim of reliance on the Private Securities Litigation Reform Act's forward-looking statements safe harbor contained in such document is excluded and is not incorporated herein by reference. The following reports contain information about the Company and its financial condition, results of operations and business that are important to you and we encourage you to read them carefully in connection with your review of this Proxy Statement.

     1. Annual Report on Form 10-KSB for the year ended December 31, 2003 (SEC File No. 000-30001)
     2. Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2004 and June 30, 2004 (SEC File No. 000-30001)

     We are also incorporating by reference all additional reports and other information that we have filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this Proxy Statement and the special shareholders' meeting described herein.

     You may have been sent some of the reports and other information incorporated by reference in this Proxy Statement previously, but you can also obtain any of them through the SEC as described above or from the Company at the address provided below. We will provide to you without charge, by first-class mail or other equally prompt means within one business day of any written or oral request, a copy of any report or other information incorporated by reference in this Proxy Statement. You should direct your request to the Company at the following address:

                       Darlington County Bancshares, Inc.
                                202 Cashua Street
                        Darlington, South Carolina  29532
                           Telephone:  (843) 395-1956

                                   APPENDIX A
                                   ----------

                      AGREEMENT AND PLAN OF REORGANIZATION

                      AGREEMENT AND PLAN OF REORGANIZATION



     THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Plan of Reorganization") is made and entered into as of the 1st day of September, 2004, by and between Darlington County Bancshares, Inc. ("Darlington"), a bank holding company organized under the laws of the State of South Carolina, and Darlington Interim Corporation ("Interim"), a South Carolina corporation.

                                   WITNESSETH
                                   ----------

     WHEREAS, Darlington and Interim have determined that in order to effect a recapitalization of Darlington resulting in the termination of its duties to file reports with the Securities and Exchange Commission, Darlington should cause Interim to be organized as a South Carolina corporation for the sole purpose of merging with and into Darlington, with Darlington being the surviving corporation;

     WHEREAS, the authorized capital stock of Darlington consists of 1,000,000 shares of common stock ("Darlington Common Stock"), $0.01 par value, of which 158,000 shares are issued and outstanding;

     WHEREAS, the authorized capital stock of Interim consists of 1,000 shares of common stock ("Interim Common Stock"), $0.01 par value, of which 100 shares are issued and outstanding;

     WHEREAS, the respective Boards of Directors of Darlington and Interim deem it advisable and in the best interests of Darlington and Interim and their respective shareholders that Interim be merged with and into Darlington;

     WHEREAS, the respective Boards of Directors of Darlington and Interim, by resolutions duly adopted, have approved and adopted this Plan of Reorganization and directed that it be submitted to the respective shareholders of Darlington and Interim for their approval; and

     NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements herein contained, and for the purpose of stating the method, terms and conditions of the merger provided for herein, the mode of carrying the same into effect, the manner and basis of converting and exchanging the shares of Darlington Common Stock and Interim Common Stock as hereinafter provided, and such other provisions relating to the reorganization and merger as the parties deem necessary or desirable, the parties hereto agree as follows:


                                    SECTION 1

                                 REORGANIZATION
                                 --------------

     Pursuant to the applicable provisions of South Carolina law, Interim shall be merged with and into Darlington (the "Reorganization"). Darlington shall be the survivor of the merger (the "Surviving Corporation").

                                    SECTION 2

                      EFFECTIVE DATE OF THE REORGANIZATION
                      ------------------------------------

     The merger of Interim with and into Darlington shall be effective as of the date (the "Effective Date") specified in the articles or certificate of merger relating to the Reorganization as filed with the South Carolina Secretary of State.


                                    SECTION 3

                  LOCATION, ARTICLES AND BYLAWS, AND MANAGEMENT
                  ---------------------------------------------

     On the Effective Date:

     (a) The principal office of the Surviving Corporation shall be located at 202 Cashua Street, Darlington, South Carolina 29532, or such other location where Darlington is located on the Effective Date of the Reorganization.

     (b) The Articles of Incorporation and Bylaws of the Surviving Corporation shall be the same Articles of Incorporation and Bylaws of Darlington as are in effect on the Effective Date of the Reorganization.

     (c) The directors and officers of the Surviving Corporation shall be the directors and officers of Darlington on the Effective Date of the Reorganization. All such directors and officers of the Surviving Corporation shall serve until their respective successors are elected or appointed pursuant to the applicable provisions of the Articles and Bylaws of the Surviving Corporation.


                                    SECTION 4

               EXISTENCE, RIGHTS, DUTIES, ASSETS, AND LIABILITIES
               --------------------------------------------------

     (a) As of the Effective Date of the Reorganization, the existence of Darlington shall continue in the Surviving Corporation.

     (b) As of the Effective Date of the Reorganization, the Surviving Corporation shall have, without further act or deed, all of the properties, rights, powers, trusts, duties and obligations of Darlington and Interim.

     (c) As of the Effective Date of the Reorganization, the Surviving Corporation shall have the authority to engage only in such businesses and to exercise only such powers as are provided for in the Articles of Incorporation of the Surviving Corporation, and the Surviving Corporation shall be subject to the same prohibitions and limitations to which it would be subject upon original incorporation, except that the Surviving Corporation may engage in any business and may exercise any right that Darlington or Interim could lawfully have exercised or engaged in immediately prior to the Effective Date of the Reorganization.

     (d) No liability of Darlington or Interim or of any of their shareholders, directors or officers shall be affected by the Reorganization, nor shall any lien on any property of Darlington or Interim be impaired by the Reorganization. Any claim existing or any action pending by or against Darlington or Interim may be prosecuted to judgment as if the Reorganization had not taken place, or the Surviving Corporation may be substituted in place of Darlington or Interim.


                                    SECTION 5

                    EFFECT OF MERGER ON INTERIM SHAREHOLDERS
                    ----------------------------------------

     Each share of Interim Common Stock outstanding immediately prior to the Effective Date of the Reorganization shall be cancelled and shall no longer be outstanding.


                                    SECTION 6

                      MANNER AND BASIS OF CONVERTING SHARES
                      -------------------------------------
                            OF DARLINGTONCOMMON STOCK
                            -------------------------

     (a)     Conversion of Shares.  The shares of Darlington Common Stock that
             --------------------
are outstanding on the Effective Date of the Reorganization, excluding those shares of Darlington Common Stock held by shareholders who have perfected dissenters' rights of appraisal under the applicable provisions of South Carolina law (the "Dissenters' Rights Provisions"), shall be converted or retained as follows:

          (1) Each share of Darlington Common Stock held by a shareholder who is the record holder of fewer than 100 shares of Darlington Common Stock shall be converted into the right to receive cash, payable by the Surviving Corporation, in the amount of $31.00 per share of Darlington Common Stock.

          (2) Each share of Darlington Common Stock held of record by a shareholder who is the holder of at least 100 shares of Darlington Common Stock shall remain outstanding and held by such shareholder.

          (3) All treasury stock held by the Company shall remain treasury stock and shall be unaffected by this Plan of Reorganization.

     (b)     Failure to Surrender Darlington Common Stock Certificates.  Until a
             ---------------------------------------------------------
Darlington shareholder receiving cash in the Reorganization surrenders his or her Darlington Common Stock certificate or certificates to Darlington (or suitable arrangements are made to account for any lost, stolen or destroyed certificates according to Darlington's usual procedures), the shareholder shall not be issued the cash (or any interest thereon) that such Darlington Common Stock certificate entitles the shareholder to receive.

                                    SECTION 7

                        ACQUISITION OF DISSENTERS' STOCK
                        --------------------------------

     Darlington shall pay to any shareholder of Darlington who complies fully with the Dissenters' Rights Provisions an amount of cash (as determined and paid under the terms of such Provisions) for his or her shares of Darlington Common Stock. The shares of Darlington Common Stock so acquired shall be cancelled.


                                    SECTION 8

                                 FURTHER ACTIONS
                                 ---------------

     From time to time, as and when requested by the Surviving Corporation, or by its successors or assigns, Darlington shall execute and deliver or cause to be executed and delivered all such deeds and other instruments, and shall take or cause to be taken all such other actions, as the Surviving Corporation, or its successors and assigns, may deem necessary or desirable in order to vest in and confirm to the Surviving Corporation, and its successors and assigns, title to and possession of all the property, rights, powers, trusts, duties and obligations referred to in Section 4 hereof and otherwise to carry out the intent and purposes of this Plan of Reorganization.


                                    SECTION 9

           CONDITIONS PRECEDENT TO CONSUMMATION OF THE REORGANIZATION
           ----------------------------------------------------------

     This Plan of Reorganization is subject to, and consummation of the Reorganization herein provided for is conditioned upon, the fulfillment prior to the Effective Date of the Reorganization of each of the following conditions:

     (a) Approval of the Plan of Reorganization by the shareholders of each of Darlington and Interim in accordance with the provisions of applicable law and the provisions of the applicable constituent's articles of incorporation, bylaws and other governing instruments;

     (b) The number of shares held by persons who have perfected dissenters' rights of appraisal pursuant to the Dissenters' Rights Provisions shall not be deemed by the Board of Directors to make consummation of this Plan of Reorganization inadvisable;

     (c) Procurement of any action, consent, approval or ruling, governmental or otherwise, which is, or in the opinion of counsel for Darlington and Interim may be, necessary to permit or enable the Surviving Corporation, upon and after the Reorganization, to conduct all or any part of the business and activities conducted by the Darlington prior to the Reorganization.

                                   SECTION 10

                                   TERMINATION
                                   -----------

     In the event that:

     (a) The number of shares of Interim Common Stock or Darlington Common Stock voted against the Reorganization shall make consummation of the Reorganization inadvisable in the opinion of the Board of Directors of Darlington or Interim;

     (b) Any action, consent, approval, opinion, or ruling required to be provided by Section 9 of this Plan of Reorganization shall not have been obtained; or

     (c) For any other reason consummation of the Reorganization is deemed inadvisable in the opinion of the Board of Directors of Darlington or Interim;

then this Plan of Reorganization may be terminated at any time before consummation of the Reorganization by written notice, approved or authorized by the Board of Directors of the party wishing to terminate, to the other party. Upon termination by written notice as provided by this Section 10, this Plan of Reorganization shall be void and of no further effect, and there shall be no liability by reason of this Plan of Reorganization or the termination hereof on the part of Darlington, Interim, or their directors, officers, employees, agents or shareholders.


                                   SECTION 11

                                AMENDMENT; WAIVER
                                -----------------

     (a) At any time before or after approval and adoption hereof by the respective shareholders of Darlington and Interim, this Plan of Reorganization may be amended by written agreement by Darlington and Interim; provided, however, that after the approval and adoption of this Plan of Reorganization by the shareholders of Darlington and Interim, no amendment reducing the consideration payable to Darlington shareholders shall be valid without having been approved by the Darlington shareholders in the manner required for approval of this Plan of Reorganization. In particular, in the event that the consummation of the Plan of Reorganization would yield more than 300 shareholders of record, the Board may amend the Plan of Reorganization to increase the 100-share threshold described in Section 6(a) to the minimum threshold necessary to ensure that the Company will have fewer than 300 shareholders of record as a result of the transactions contemplated by this Plan of Reorganization.

     (b) A waiver by any party hereto of any breach of a term or condition of this Plan of Reorganization shall not operate as a waiver of any other breach of such term or condition or of other terms or conditions, nor shall failure to enforce any term or condition operate as a waiver or release of any other right, in law or in equity, or claim which any party may have against another party for anything arising out of, connected with or based upon this Plan of Reorganization. A waiver shall be effective only if evidenced by a writing signed by the party who is entitled to the benefit of the term or condition of this Plan of Reorganization which is to be waived. A waiver of a term or condition on one occasion shall not be deemed to be a waiver of the same or of any other term or condition on a future occasion.

                                   SECTION 12

              BINDING EFFECT; COUNTERPARTS; HEADINGS; GOVERNING LAW
              -----------------------------------------------------

     This Plan of Reorganization is binding upon the parties hereto and upon their successors and assigns. This Plan of Reorganization may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The title of this Plan of Reorganization and the headings herein set out are for convenience or reference only and shall not be deemed a part of this Plan of Reorganization. This Plan of Reorganization shall be governed by and construed in accordance with the laws of the State of South Carolina.

     IN WITNESS WHEREOF, the parties hereto have caused this Plan of Reorganization to be executed by their duly authorized officers and their corporate seals to be affixed hereto all as of the day and year first above written.


                              DARLINGTON COUNTY BANCSHARES, INC.



                              By:     /s/ Henry M. Funderburk, III
                                 ---------------------------------------------

                              Name:     Henry M. Funderburk, III
                                   -------------------------------------------

                              Title:     President and Chief Executive Officer
                                    ------------------------------------------

ATTEST:


/s/ Ellen Berry
-------------------------

Name:   Ellen Berry
     --------------------



                              DARLINGTON INTERIM CORPORATION


                              By:     /s/ Henry M. Funderburk, III
                                 ---------------------------------------------

                              Name:     Henry M. Funderburk, III
                                   -------------------------------------------

                              Title:     President
                                    ------------------------------------------


ATTEST:


/s/ Ellen Berry
-------------------------

Name:   Ellen Berry
     --------------------

                                   APPENDIX B
                                   ----------

                              SECTION 33-13 OF THE
                     SOUTH CAROLINA BUSINESS CORPORATION ACT

                                   CHAPTER 13.

                               DISSENTERS' RIGHTS

                                   ARTICLE 1.

                  RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

SECTION  33-13-101.  Definitions.

In  this  chapter:
(1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.
(2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Section 33-13-102 and who exercises that right when and in the manner required by Sections 33-13-200 through 33-13-280.
(3) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. The value of the shares is to be determined by techniques that are accepted generally in the financial community.
(4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.
(5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.
(6) "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.
(7)  "Shareholder"  means  the record shareholder or the beneficial shareholder.

SECTION  33-13-102.  Right  to  dissent.

(A) A shareholder is entitled to dissent from, and obtain payment of the fair value of, his shares in the event of any of the following corporate actions:
(1) consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by Section 33-11-103 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under
Section 33-11-104 or 33-11-108 or if the corporation is a parent that is merged with its subsidiary under Section 33-11-108;
(2) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares are to be acquired, if the shareholder is entitled to vote on the plan;
(3) consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale must be distributed to the shareholders within one year after the date of sale;

(4) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:
(i)  alters  or  abolishes  a  preferential  right  of  the  shares;
(ii) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;
(iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;
(iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or
(v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under
Section  33-6-104;  or
(5) in the case of corporations which are not public corporations, the approval of a control share acquisition under Article 1 of Chapter 2 of Title 35;
(6) any corporate action to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.
(B) Notwithstanding subsection (A), no dissenters' rights under this section are available for shares of any class or series of shares which, at the record date fixed to determine shareholders entitled to receive notice of a vote at the meeting of shareholders to act upon the agreement of merger or exchange, were either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

SECTION  33-13-103.  Dissent  by  nominees  and  beneficial  owners.

(a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares to which he dissents and his other shares were registered in the names of different shareholders.
(b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if he dissents with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote. A beneficial shareholder asserting dissenters' rights to shares held on his behalf shall notify the corporation in writing of the name and address of the record shareholder of the shares, if known to him.

                                   ARTICLE 2.

                   PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

SECTION  33-13-200.  Notice  of  dissenters'  rights.

(a) If proposed corporate action creating dissenters' rights under Section 33-13-102 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.
(b) If corporate action creating dissenters' rights under Section 33-13-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Section 33-13-220.

SECTION  33-13-210.  Notice  of  intent  to  demand  payment.

(a) If proposed corporate action creating dissenters' rights under Section 33-13-102 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (1) must give to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (2) must not vote his shares in favor of the proposed action. A vote in favor of the proposed action cast by the holder of a proxy solicited by the corporation shall not disqualify a shareholder from demanding payment for his shares under this chapter.
(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this chapter.

SECTION  33-13-220.  Dissenters'  notice.

(a) If proposed corporate action creating dissenters' rights under Section 33-13-102 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Section 33-13-210(a).
(b) The dissenters' notice must be delivered no later than ten days after the corporate action was taken and must:
(1) state where the payment demand must be sent and where certificates for certificated shares must be deposited;
(2) inform holders of uncertificated shares to what extent transfer of the shares is to be restricted after the payment demand is received;
(3) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he or, if he is a nominee asserting dissenters' rights on behalf of a beneficial shareholder, the beneficial shareholder acquired beneficial ownership of the shares before that date;
(4) set a date by which the corporation must receive the payment demand, which may not be fewer than thirty nor more than sixty days after the date the subsection (a) notice is delivered and set a date by which certificates for certificated shares must be deposited, which may not be earlier than twenty days after the demand date; and
(5)  be  accompanied  by  a  copy  of  this  chapter.

SECTION  33-13-230.  Shareholders'  payment  demand.

(a) A shareholder sent a dissenters' notice described in Section 33-13-220 must demand payment, certify whether he (or the beneficial shareholder on whose behalf he is asserting dissenters' rights) acquired beneficial ownership of the shares before the date set forth in the dissenters' notice pursuant to Section 33-13-220(b)(3), and deposit his certificates in accordance with the terms of the notice.
(b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.
(c) A shareholder who does not comply substantially with the requirements that he demand payment and deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this chapter.

SECTION  33-13-240.  Share  restrictions.

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for payment for them is received until the proposed corporate action is taken or the restrictions are released under Section 33-13-260.
(b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

SECTION  33-13-250.  Payment.

(a) Except as provided in Section 33-13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who substantially complied with Section 33-13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.
(b)  The  payment  must  be  accompanied  by:
(1) the corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;
(2) a statement of the corporation's estimate of the fair value of the shares and an explanation of how the fair value was calculated;
(3)  an explanation of how the interest was calculated;
(4)  a  statement  of  the  dissenter's right to demand additional payment under
Section  33-13-280;  and
(5)  a  copy  of  this  chapter.

SECTION  33-13-260.  Failure  to  take  action.

(a) If the corporation does not take the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation, within the same sixty-day period, shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.
(b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Section 33-13-220 and repeat the payment demand procedure.

SECTION  33-13-270.  After-acquired  shares.

(a) A corporation may elect to withhold payment required by section 33-13-250 from a dissenter as to any shares of which he (or the beneficial owner on whose behalf he is asserting dissenters' rights) was not the beneficial owner on the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action, unless the beneficial ownership of the shares devolved upon him by operation of law from a person who was the beneficial owner on the date of the first announcement.
(b)  To  the  extent the corporation elects to withhold payment under subsection
(a), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the fair value and interest were calculated, and a statement of the dissenter's right to demand additional payment under Section 33-13-280.

SECTION  33-13-280. Procedure if shareholder dissatisfied with payment or offer.

(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due and demand payment of his estimate (less any payment under Section 33-13-250) or reject the corporation's offer under Section 33-13-270 and demand payment of the fair value of his shares and interest due, if the:
(1) dissenter believes that the amount paid under Section 33-13-250 or offered under Section 33-13-270 is less than the fair value of his shares or that the interest due is calculated incorrectly;
(2) corporation fails to make payment under Section 33-13-250 or to offer payment under Section 33-13-270 within sixty days after the date set for demanding payment; or
(3) corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.
(b) A dissenter waives his right to demand additional payment under this section unless he notifies the corporation of his demand in writing under subsection (a) within thirty days after the corporation made or offered payment for his shares.

                                   ARTICLE 3.

                           JUDICIAL APPRAISAL OF SHARES

SECTION  33-13-300.  Court  action.

(a) If a demand for additional payment under Section 33-13-280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the demand for additional payment and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
(b) The corporation shall commence the proceeding in the circuit court of the county where the corporation's principal office (or, if none in this State, its registered office) is located. If the corporation is a foreign corporation without a registered office in this State, it shall commence the proceeding in the county in this State where the principal office (or, if none in this State, the registered office) of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.
(c) The corporation shall make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication, as provided by law.
(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint persons as appraisers to receive evidence and recommend decisions on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.
(e) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation.

SECTION  33-13-310.  Court  costs  and  counsel  fees.

(a) The court in an appraisal proceeding commenced under Section 33-13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 33-13-280.
(b) The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:
(1) against the corporation and in favor of any or all dissenters if the court finds the corporation did not comply substantially with the requirements of Sections 33-13-200 through 33-13-280; or
(2) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.
(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.
(d) In a proceeding commenced by dissenters to enforce the liability under
Section 33-13-300(a) of a corporation that has failed to commence an appraisal proceeding within the sixty-day period, the court shall assess the costs of the proceeding and the fees and expenses of dissenters' counsel against the corporation and in favor of the dissenters.

                                   APPENDIX C
                                   ----------

                    OPINION OF TRIANGLE CAPITAL PARTNERS, LLC

                                     [Date]



Board of Directors
Darlington County Bancshares, Inc.
202 Cashua Street
Darlington, South Carolina 29532

Gentlemen:

You have asked us to render our opinion relating to the fairness, from a financial point of view, to the shareholders of Darlington County Bancshares, Inc. ("Darlington") of the cash consideration to be paid to certain shareholders of Darlington's common stock in connection with a proposed Reorganization (the "Reorganization") pursuant to and in accordance with the terms more fully set forth in the draft of the Agreement and Plan of Reorganization attached hereto (the "Agreement"). The effect of the Reorganization will be to make Darlington a private company.

Triangle Capital Partners, LLC as part of its investment banking business is regularly engaged in performing financial analyses of financial institutions and their securities in connection with mergers and acquisitions, corporate transactions, and for other purposes. We have acted as financial advisor to Darlington in connection with the Reorganization as set forth in the Agreement. We expect to receive compensation for our services in connection with the Reorganization, and Darlington has agreed to reimburse our reasonable expenses and indemnify us against certain liabilities arising out of our engagement including liabilities under federal securities laws. We may provide investment banking services to Darlington in the future for which we may receive fees for such services.

You have advised us that, in accordance with the Agreement, Darlington Interim Corporation, formed for the sole purpose of effecting the merger, will be merged with and into Darlington, which shall be the surviving corporation. When the merger becomes effective, each outstanding shareholder owning less than 100 shares of Darlington's common stock (excluding shares held by Darlington's shareholders who have perfected their dissenters rights of appraisal) will be converted into the right to receive cash in the amount of $31.00 per share (the "Conversion Price"). All other shares not so converted will continue to be outstanding after the merger

In the course of our engagement, we have, among other things, reviewed and analyzed:

     i.        The  Agreement;

     ii. Darlington's annual reports to stockholders and its financial statements for each of the three years ended December 31, 2001, December 31, 2002, and December 31, 2003;

     iii. Darlington's quarterly report and its financial statements for the three months ended June 30, 2004;

     iv. Information regarding the trading of Darlington common stock and the price range within which the stock has traded;

     v. Certain publicly available business and financial information related to Darlington;

     vi.       Certain  transactions  which  we  deemed  to  be  relevant;

     vii. Certain other internal information relating to Darlington prepared by Darlington's management for our analysis with respect to the Reorganization;

     viii. Discussions with members of Darlington management about the background to the Reorganization, reasons and basis for the Reorganization and the business and future prospects of Darlington; and

     ix. Other studies, analyses and investigations, particularly of the banking industry, and such other information as we deemed appropriate.

     For purposes of this opinion, we have assumed and relied on, without independent verification, the accuracy and completeness of the financial, accounting, legal, tax, and other information discussed with or furnished to us by Darlington and the material otherwise made available to us, including information from published sources, and we have not independently verified such data. With respect to the financial information, including financial forecasts of management and information relating to certain strategic, financial and operational benefits anticipated from the Reorganization, which we received from Darlington, we have assumed (with your consent) that they have been reasonably prepared reflecting the best currently available estimates and good faith judgment of the management of Darlington. We express no view as to such forecasts or projected information. We have also assumed that all government, regulatory, and other consents necessary for the consummation of the Reorganization will be obtained without any adverse affect on Darlington or the expected benefits of the Reorganization in any way material to our analysis. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Reorganization to be consummated.

     We have not made, obtained, or been provided with (i) any independent appraisals or valuations of the assets or liabilities, and potential and/or contingent liabilities of, Darlington or (ii) any independent analysis or valuation of the rights of stockholders, creditors, or any other holders of claims or rights against Darlington or any of its affiliates. We have further relied on the assurances of the management of Darlington that they are not aware of any facts that would make any information reviewed by us inaccurate or misleading. No opinion is expressed as to whether any alternative transaction might be more favorable to Darlington. We express no opinion as to Darlington's future business, assets, liabilities, operations or prospects.

     Our opinion is based on the market, economic and other relevant considerations as they exist and have been evaluated by us on the date hereof. We have assumed that there has been no material change in Darlington's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. In rendering our opinion, we have assumed that the Reorganization, including the transactions contemplated in the draft Agreement, will be consummated according to the terms described in the draft Agreement. In addition, we assumed that the Agreement will not differ in any material respect from the draft thereof reviewed by us.

     This opinion does not address the underlying business decision of Darlington to engage in the Reorganization. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to revise or reaffirm this opinion. In addition, we express no opinion or recommendation as to how the stockholders or creditors of or any claimants against Darlington or any of its affiliates should view or regard the Reorganization. We render no opinion with respect to the relative rights and benefits or detriments of stockholders, creditors, or any other holders of claims or rights against Darlington or any of its affiliates in connection with the Reorganization. Our opinion is rendered in regard to the Conversion Price and does not take into account or give effect to any adjustment or increase to the Conversion Price that may occur subsequent to the date hereof. This opinion does not address the prices at which the capital stock of Darlington or any of its respective affiliates has traded in the past or at which such stock of Darlington or any of its affiliates may trade after the date hereof or after the consummation of the Reorganization.

     It is understood that this letter is exclusively directed to the Board of Directors of Darlington in its consideration of the Reorganization and is not on behalf of, and shall not confer rights or remedies upon, any other person. This opinion may not be disclosed, communicated, reproduced, disseminated, quoted or referred to at any time (in whole or part), to any third party or in any manner or for any purpose whatsoever without our prior written consent, which consent shall not be unreasonably withheld, based upon review by us of the content of any such public reference, which shall be satisfactory to us in our reasonable judgment, and which review shall be completed by us as soon as practicable, although this opinion may be included in its entirety in the Proxy of Darlington used to solicit stockholder approval of the Reorganization so long as any description of or reference to us or this opinion and the related analysis in such filing is in a form reasonably acceptable to us and our counsel.

     Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, and based on such other matters as we considered relevant, it is our opinion that as of the date hereof the Conversion Price to be paid in the Reorganization is fair, from a financial point of view, to the shareholders of Darlington common stock, including both those shareholders who will receive cash in the Reorganization and those shareholders who will remain shareholders after the Reorganization.

                                   Very truly yours,



                                   TRIANGLE CAPITAL PARTNERS, LLC

                                      PROXY
                       DARLINGTON COUNTY BANCSHARES, INC.
                         SPECIAL MEETING OF SHAREHOLDERS

     The undersigned hereby constitutes and appoints Henry M. Funderburk, III, Ellen Barry and Chares A. Hardin, or any of them, as proxies, each with full power of substitution, to vote the number of shares of common stock of Darlington County Bancshares, Inc. ("Darlington"), which the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders to be held at Darlington County Bank, 202 Cashua Street, Darlington, South Carolina on __________, 2004 at __________, local time, and at any adjournment or postponement thereof (the "Special Meeting") upon the proposal described in the Proxy Statement and the Notice of Special Meeting of Shareholders, dated ____________, 2004, the receipt of which is acknowledged in the manner specified below.

     1. To vote on an Agreement and Plan of Reorganization (the "Plan") providing for the merger of Darlington Interim Corporation with and into Darlington, with Darlington surviving the merger and the holders of fewer than _____ shares of Darlington common stock receiving $_____ in cash in exchange for each of their shares of such stock.

          FOR     [_]          AGAINST     [_]          ABSTAIN     [_]

     2. To vote on the adjournment of the special meeting to another time and date if such action is necessary for the board of directors to solicit additional proxies or attendance at the meeting.

          FOR     [_]          AGAINST     [_]          ABSTAIN     [_]

     3. In the discretion of the proxies on such other matters as may properly come before the Special Meeting or any adjournments thereof.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 ABOVE AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENTS THEREOF.

     Please sign this proxy exactly as your name appears herein. When shares are held jointly, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

     DATED:________, 2004

                            ---------------------------------------------
                              Signature

                            ---------------------------------------------
                              Signature if held jointly

     THIS PROXY IS SOLICITED BY DARLINGTON'S BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE.

    Optional:  I _____do     _____ do not plan to attend the Special Meeting.